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IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

In re	)	Chapter 11
)
FANNIE MAY HOLDINGS, INC. and	)
ARCHIBALD CANDY CORPORATION	)	Case No. 02-11719 (RB)
)
	)	Jointly Administered
Debtors.	)

FIRST AMENDED DISCLOSURE STATEMENT PURSUANT TO
SECTION 1125 OF THE BANKRUPTCY CODE WITH RESPECT
TO THE DEBTORS' FIRST AMENDED JOINT PLAN OF REORGANIZATION

YOUNG CONAWAY STARGATT & TAYLOR, LLP	WINSTON & STRAWN
Pauline K. Morgan (No. 3650)	Matthew J. Botica
M. Blake Cleary (No. 3614)	Daniel J. McGuire
The Brandywine Bldg.	35 West Wacker Drive
1000 West Street, 17th Floor	Chicago, IL, 60601-9703
P.O. Box 391	T: 312-558-5600
Wilmington, DE 19899-0391	F: 312-558-5700
T: 302-571-6600
F: 302-571-1253

Co-Counsel for the Debtors and Debtors in Possession

Dated: August 7, 2002

TABLE OF CONTENTS

I.	INTRODUCTION		3
	A.	General	3
	B.	Disclosure Statement Enclosures	3
	C.	Voting	3
	D.	Confirmation Hearing	5
	E.	Recommendation	5
	F.	Overview of the Plan	5
II.	HISTORICAL INFORMATION		10
	A.	Description of the Debtors' Businesses	10
	B.	The Commencement of the Debtors' Bankruptcy Cases	11
	C.	History	11
	D.	Events Leading to the Chapter 11 Filings	11
	E.	Description of Prepetition Financing Facility	11
	F.	The Senior Secured Notes	12
	G.	Prepetition Debt and Equity Structure	12
III.	THE CHAPTER 11 CASES		13
	A.	Commencement of the Cases	13
	B.	Continuation of Business After the Filing Date	13
	C.	Retention of Professionals	13
	D.	Critical Trade Vendors	14
	E.	Debtor-in-Possession Financing	14
	F.	Officers and Directors	14
	G.	Claims Bar Date	14
IV.	ASSETS OF ESTATE		14
V.	LITIGATION		15
	A.	Avoidance Actions	15
VI.	SUMMARY OF THE PLAN		15
	A.	General	15
	B.	Implementation of the Plan; Distributions	20
	C.	Limited Substantive Consolidation	23
	D.	Unexpired Leases and Executory Contracts	24
	E.	Class Action Litigation and Pending Settlement	25
	F.	Pension Plans	26
	G.	Retention of Jurisdiction	26
	H.	Conditions to Effectiveness	27
	I.	Modification or Revocation of the Plan	28
	J.	Miscellaneous	28
	K.	Discharge, Releases, Exculpations and Injunctions	28
VII.	VOTING REQUIREMENTS, ACCEPTANCE AND CONFIRMATION OF THE PLAN		31
	A.	Parties in Interest Entitled to Vote	31
	B.	Classes Impaired Under the Plan	31
	C.	Voting Procedures and Requirements	32
	D.	Confirmation Hearing	33
	E.	Confirmation	33
	F.	Acceptance of Plan	33
	G.	Confirmation Without Acceptance of All Impaired Classes	34
	H.	Best Interests Test	35
	I.	Feasibility	36
	J.	Compliance with the Applicable Provisions of the Bankruptcy Code	36

VIII.	CERTAIN EFFECTS OF THE PLAN		37
	A.	Reorganized Archibald	37
	B.	Management of Reorganized Archibald	37
	C.	The Exit Facility	37
	D.	Estimated Reorganization Value	38
IX.	RISK FACTORS		39
	A.	Objection to Classifications	39
	B.	Plan May Not Be Accepted or Confirmed	39
	C.	Industry Conditions	39
	D.	Tax Issues	40
	E.	Financial Condition of the Debtors	40
X.	SECURITIES LAW MATTERS		40
	A.	Initial Issuance of New Securities	41
	B.	Resale of Claimants' Securities	41
XI.	CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN		43
	A.	FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS OF CLAIMS AND INTERESTS	43
	B.	FEDERAL INCOME TAX CONSEQUENCES TO THE DEBTOR	44
	C.	IMPORTANCE OF OBTAINING PROFESSIONAL TAX ASSISTANCE	46
XII.	RECOMMENDATION		46
XIII.	CONCLUSION		47

ii

        THIS DISCLOSURE STATEMENT AND ITS RELATED DOCUMENTS ARE THE ONLY DOCUMENTS AUTHORIZED BY THE BANKRUPTCY COURT TO BE USED IN CONNECTION WITH THE SOLICITATION OF VOTES ACCEPTING THE DEBTORS' JOINT PLAN OF REORGANIZATION, DATED JUNE 12, 2002 (AS MAY BE AMENDED, THE "PLAN"). NO REPRESENTATIONS HAVE BEEN AUTHORIZED BY THE COURT CONCERNING THE DEBTORS, THEIR BUSINESS OPERATIONS OR THE VALUE OF THEIR ASSETS, EXCEPT AS EXPLICITLY SET FORTH IN THIS DISCLOSURE STATEMENT.

        THIS DISCLOSURE STATEMENT CONTAINS ONLY A SUMMARY OF THE PLAN. THE DISCLOSURE STATEMENT IS NOT INTENDED TO REPLACE A CAREFUL AND DETAILED REVIEW AND ANALYSIS OF THE PLAN. BUT RATHER TO AID AND SUPPLEMENT SUCH REVIEW. THIS DISCLOSURE STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MORE DETAILED PROVISIONS SET FORTH IN THE PLAN (WHICH IS INCLUDED AS EXHIBIT A TO THIS DISCLOSURE STATEMENT). IN THE EVENT OF A CONFLICT BETWEEN THE PLAN AND THE DISCLOSURE STATEMENT, THE PROVISIONS OF THE PLAN WILL GOVERN. ALL HOLDERS OF CLAIMS AND INTERESTS ARE ENCOURAGED TO REVIEW THE FULL TEXT OF THE PLAN AND TO READ CAREFULLY THIS ENTIRE DISCLOSURE STATEMENT, INCLUDING ALL exhibits ANNEXED HERETO, BEFORE DECIDING WHETHER TO VOTE TO ACCEPT THE PLAN.

        THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE AS OF THE DATE HEREOF, AND THE DELIVERY OF THIS DISCLOSURE STATEMENT WILL NOT, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AT ANY TIME SUBSEQUENT TO THE DATE HEREOF.

        HOLDERS OF CLAIMS AND INTERESTS SHOULD NOT CONSTRUE THE CONTENTS OF THIS DISCLOSURE STATEMENT AS PROVIDING ANY LEGAL, BUSINESS, FINANCIAL OR TAX ADVICE. EACH SUCH HOLDER SHOULD, THEREFORE, CONSULT WITH ITS OWN LEGAL, BUSINESS, FINANCIAL AND TAX ADVISORS AS TO ANY SUCH MATTERS CONCERNING THE SOLICITATION, THE PLAN AND THE TRANSACTIONS CONTEMPLATED THEREBY.

        AS TO CONTESTED MATTERS, ADVERSARY PROCEEDINGS AND OTHER ACTIONS OR THREATENED ACTIONS, THIS DISCLOSURE STATEMENT SHALL NOT BE CONSTRUED AS AN ADMISSION OR STIPULATION, BUT RATHER AS A STATEMENT MADE IN SETTLEMENT NEGOTIATIONS.

I.    INTRODUCTION

A.    General

        On June 12, 2002 (the "Petition Date"), Archibald Candy Corporation ("Archibald") and Fannie May Holdings, Inc. ("Holdings"), Debtors and Debtors In Possession (collectively, the "Debtors"), filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code with the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court"). Since the Petition Date, the Debtors have continued to manage their businesses and affairs in the ordinary course as Debtors in Possession, subject to the control and supervision of the Bankruptcy Court. The Debtors hereby submit this First Amended Disclosure Statement, dated August 7, 2002 (the "Disclosure Statement'), pursuant to section 1125 of the Bankruptcy Code, in connection with the solicitation of acceptances or rejections of the Plan from certain holders of Claims against the Debtors. A copy of the Plan is annexed hereto as Exhibit A.(1)

(1)
Capitalized terms used herein that are not otherwise defined herein shall have the meanings ascribed to them in the Plan.

        Following a hearing held on August 7, 2002, this Disclosure Statement was approved by the Bankruptcy Court as containing "adequate information" in accordance with Section 1125 of the Bankruptcy Code. Pursuant to Section 1125(a)(1) of the Bankruptcy Code, "adequate information" is defined as "information of a kind, and in sufficient detail, as far as is reasonably practicable in light of the nature and the history of the debtor and the condition of the debtor's books and records, that would enable a hypothetical reasonable investor typical of holders of claims or interests of the relevant class to make an informed judgment about the plan."

B.    Disclosure Statement Enclosures

        Accompanying this Disclosure Statement are copies of:

  1.
  the Plan (which is annexed hereto as Exhibit A);

  2.
  a Notice (a) fixing the time for casting Ballots either accepting or rejecting the Plan, (b) fixing the deadline for filing objections to Confirmation of the Plan and (c) scheduling a hearing on Confirmation of the Plan (the "Notice");

  3.
  the Order approving this Disclosure Statement; and

  4.
  for impaired Creditors entitled to vote to accept or reject the Plan, a ballot for acceptance or rejection of the Plan (the "Ballot").

C.    Voting

        Pursuant to the provisions of the Bankruptcy Code, only Classes of Claims and Interests that are "impaired" under the Plan may vote to accept or reject the Plan. Generally, a claim or interest is impaired under a plan if the holder's legal, equitable or contractual rights are changed under such plan. In addition, if the holders of claims or interests in an impaired class do not receive or retain any property under a plan on account of such claims or interests, such impaired class is deemed to have rejected the plan under Section 1126(g) of the Bankruptcy Code.

        Under the Plan, Claims in Classes 3, 4, 5A, 5B and 6 and Interests in Classes 7, 8, and 9 are impaired. Holders of Class 6 Claims and Class 7, 8 and 9 Interests will receive no distribution and, accordingly, such holders are deemed to reject the Plan. Therefore, their votes are not being solicited. Under the Plan, Claims in Classes 1 and 2 are unimpaired, and the holders of Classes 1 and 2 Claims are conclusively deemed to have accepted the Plan pursuant to Section 1126(f) of the Bankruptcy Code.

ACCORDINGLY, A BALLOT FOR ACCEPTANCE OR REJECTION OF THE PLAN IS BEING PROVIDED ONLY TO HOLDERS OF CLAIMS IN CLASSES 3, 4, 5A and 5B.

        For a summary of the treatment of each Class of Claims and Interests, see "Overview of the Plan" below.

        The Bankruptcy Court has fixed 5:00 p.m. (prevailing Eastern time) on August 7, 2002 as the "Record Date." Only persons who hold Claims or Interests on the Record Date are entitled to receive a copy of this Disclosure Statement and related materials. Only persons who hold Claims or Interests that are impaired under the Plan and are not deemed to have rejected the Plan are entitled to vote whether to accept the Plan.

        The ballots have been specifically designated for the purpose of soliciting votes on the Plan from each Class entitled to a vote with respect thereto. Accordingly, in voting on the Plan, please use only the Ballot sent to you with this Disclosure Statement. Please complete and sign your Ballot and return it in the enclosed, pre-addressed enveloped to the Debtors' Balloting Agent:

    Fannie May Holdings, Inc. and Archibald Candy Corp.
    c/o Robert L. Berger & Associates, LLC
    10351 Santa Monica Blvd., Suite 101A
    PMB 1031
    Los Angeles, CA 90025

        ALL PROPERLY COMPLETED BALLOTS RECEIVED BY THE BALLOTING AGENT PRIOR TO 5:00 P.M. (PREVAILING EASTERN TIME) ON SEPTEMBER 16, 2002 (THE "VOTING DEADLINE") WILL BE COUNTED FOR PURPOSES OF DETERMINING WHETHER EACH CLASS OF IMPAIRED CLAIMS ENTITLED TO VOTE ON THE PLAN HAS ACCEPTED THE PLAN. ANY BALLOTS RECEIVED AFTER THE VOTING DEADLINE WILL NOT BE COUNTED, NOR WILL ANY BALLOTS RECEIVED BY FACSIMILE BE ACCEPTED. The Balloting Agent will prepare and file with the Bankruptcy Court a certification of the results of the balloting with respect to the Plan on a Class-by-Class basis.

        In accordance with Bankruptcy Rule 3017(d), the Debtors will send Ballots to transfer agents, registrars, servicing agents, or other intermediaries holding Claims for or acting on behalf of recordholders of Senior Secured Note Claims (collectively, the "Intermediaries"). Each Intermediary shall be entitled to receive, upon request to the Balloting Agent, reasonably sufficient copies of Ballots to distribute to the beneficial owners of the Senior Secured Note Claims for which it is an Intermediary, and the Debtors shall be responsible for and pay each such Intermediary's reasonable costs and expenses associated with the distribution of copies of Ballots to the Beneficial owners of such Claims and tabulation of the Ballots. Additionally, each Intermediary shall receive returned Ballots and shall tabulate and return the results to the Balloting Agent in a Summary Ballot by 5:00 p.m. (prevailing eastern time) on September 16, 2002 indicating the number and dollar amount of cast Ballots in the group of claimants for which it is an Intermediary. The Intermediaries must certify that each beneficial holder has not cast more than one vote for any purpose, including numerosity and claim amount, even if such holder holds securities of the same type in more than one account.

        IF YOUR VOTE IS BEING PROCESSED BY AN INTERMEDIARY, PLEASE ALLOW TIME FOR TRANSMISSION OF YOUR BALLOT TO SUCH INTERMEDIARY AND FROM THE INTERMEDIARY TO THE BALLOTING AGENT. IF YOU HAVE A QUESTION CONCERNING THE VOTING PROCEDURE, CONTACT THE APPLICABLE INTERMEDIARY, DO NOT RETURN YOUR SECURITIES WITH YOUR BALLOTS.

        Your vote on the Plan is important. The Bankruptcy Code requires as a condition to confirmation of a plan of reorganization that each class that is impaired under such plan vote to accept such plan, unless the "cram-down" provisions of the Bankruptcy Code are employed. The Debtors have reserved their right to seek to "cram-down" the Plan on certain non-accepting Classes of creditors and interest holders. See Section VII.G. below.

D.    Confirmation Hearing

        The Bankruptcy Court has scheduled a hearing to consider confirmation of the Plan for September 24, 2002 at 2:00 p.m. (prevailing Central Time) in the United States Bankruptcy Court, 219 South Dearborn Street, Courtroom 742, Chicago, Illinois 60604 (the "Confirmation Hearing"). In addition, any parties wishing to attend the Confirmation Hearing by videoconference in Wilmington, Delaware, may contact counsel for the Debtors to make such arrangements. The Bankruptcy Court has directed that objections, if any, to confirmation of the Plan be served and filed on or before September 16, 2002 at 4:00 p.m. in the manner described in the Notice accompanying this Disclosure Statement. The date of the Confirmation Hearing may be adjourned from time to time without further notice except for an in-court announcement at the Confirmation Hearing of the date and time as to which the Confirmation Hearing has been adjourned.

E.    Recommendation

        THE PLAN IS PROPOSED BY THE DEBTORS AND SUPPORTED BY THE SENIOR SECURED NOTEHOLDERS. THE DEBTORS BELIEVE THE PLAN PROVIDES THE GREATEST POSSIBLE RECOVERY TO CREDITORS AND URGE ALL IMPAIRED CREDITORS TO VOTE IN FAVOR OF THE PLAN.

F.    Overview of the Plan

        THE FOLLOWING IS A BRIEF SUMMARY OF THE TREATMENT OF CLAIMS AND INTERESTS UNDER THE PLAN. THE DESCRIPTION OF THE PLAN SET FORTH BELOW CONSTITUTES A SUMMARY ONLY. CREDITORS AND OTHER PARTIES IN INTEREST ARE URGED TO REVIEW THE MORE DETAILED DESCRIPTION OF THE PLAN CONTAINED IN THIS DISCLOSURE STATEMENT AND THE PLAN ITSELF, WHICH IS ANNEXED AS EXHIBIT A TO THIS DISCLOSURE STATEMENT.

        Under the Plan, the Debtors will reorganize their existing business and emerge from their bankruptcy cases as Reorganized Archibald.

        Set forth below is a table summarizing the classification and treatment of Claims and Interests under the Plan and the estimated distributions to be received by the holders of such Claims and Interests thereunder. The actual distributions may differ from the estimates set forth in the table depending on, among other things, variations in the amounts of Allowed Claims and the existence of Disputed Claims.

SUMMARY OF ESTIMATED DISTRIBUTIONS UNDER THE PLAN

DESCRIPTION/CLASS	ESTIMATED ALLOWED AMOUNTS	TREATMENT UNDER THE PLAN
Unclassified Administrative Claims—post-petition claims for costs and expenses of administration of the estates, including professional fees and postpetition ordinary business payables.	$21,658,000(2) (Estimated unpaid balance as of the Effective Date, excluding postpetition ordinary business payables)	Except to the extent the holder of an Allowed Administrative Claim agrees otherwise, each holder of an Allowed Administrative Claim shall be paid in respect of such Allowed Claim (a) the full amount thereof, without interest, in Cash, on the tenth (10th) Business Day following the later of (i) the Effective Date, and (ii) the date on which such Claim becomes an Allowed Claim, (b) according to the ordinary business terms agreed by, and in the ordinary course of business of, the Debtors, or (c) upon other agreed terms.

Estimated Recovery—100%
Unclassified Priority Tax Claims—any Claims entitled to payment pursuant to 11 U.S.C. § 507(a)(8).	$200,000(2)
Each holder of an Allowed Priority Tax Claim shall receive, in respect of such Allowed Claim, at the option of Reorganized Archibald, either (a) the full amount thereof, without post-petition interest or penalty, in Cash, paid as soon as practicable after the tenth (10th) Business Day following the later of (i) the Effective Date and (ii) the date on which such Claim becomes an Allowed Claim, or paid upon other agreed terms or (b) a promissory note payable by Reorganized Archibald in a principal amount equal to the amount of such Allowed Priority Tax Claim on which interest shall accrue from and after the Effective Date at the rate of 6% or such higher or lower rate as is determined by the Bankruptcy Court to be appropriate under Section 1129(a)(9)(C) of the Bankruptcy Code and shall be paid semi-annually in arrears; the principal amount of the promissory note shall be paid in full on a date or dates six (6) years after the date of assessment of such Allowed Priority Tax Claim.

Estimated Recovery—100%
Unclassified DIP Facility Claims—any Claims of the DIP Lenders arising from or under the DIP Credit Agreement.	$25,000,000(2)
Allowed DIP Facility Claims against the Debtors shall be paid:(a) on the Effective Date in Cash on an amount equal to the Allowed amount of such Claims; or (b) on such other terms as may be mutually agreed upon among the holders of the DIP Facility Claims and the Debtors.

Estimated Recovery—100%

Class 1 Priority Claims—any Claims other than Administrative Claims or Priority Tax Claims, to the extent entitled to priority pursuant to 11 U.S.C. § 504(a) or (b).	$0(2) (excluding employee benefits payable in the ordinary course of business)(3)
Payment in full in Cash shall be made to the holders of Allowed Class 1 Claims (a) as soon as practicable after the tenth (10th) Business Day following the later of (i) the Effective Date, and (ii) the date on which such Claim becomes an Allowed Claim, (b) paid upon other agreed terms or (c) in the case of employee benefits not yet payable), in accordance with the Debtors' employee benefits policies.

Estimated Recovery—100%
Class 2 Miscellaneous Secured Claims—all Miscellaneous Secured Claims.	$0(2,3)
To the extent there are any Allowed Class 2 Claims, at the option of the Debtors, either (i) the legal, equitable and contractual rights to which such Claim entitles the holder thereof shall be left unaltered, (ii) the Claim shall be left unimpaired in the manner described in Section 1124(2) of the Bankruptcy Code, (iii) the holder of such Claim shall receive or retain the Collateral securing such Claim, or (iv) the holder of such Claim shall receive such other treatment as may be agreed upon in writing between the holder and the Debtors. Any deficiency amount relating to a Miscellaneous Secured Claim shall be treated as a Class 5A General Unsecured Claim.

Estimated Recovery—100%
Class 3 Secured Claims of Senior Secured Noteholders—any secured claim of any of the Senior Secured Noteholders	$50,000,000(4)
The holders of Allowed Class 3 Claims shall receive in respect of such Claims their Pro Rata shares of $50,000,000 of the New Subordinated Notes on the Effective Date or as soon thereafter as practicable.

Estimated Recovery—100%

Class 4 Convenience Class of General Unsecured Claims—all General Unsecured Claims of $5,000 or less (or, if greater than $5,000, that are reduced to $5,000 by election of the holder thereof) against the Debtors (other than Intercompany Claims), provided that, for purposes of determining whether a claim is $5,000 or less, all Claims of a single holder (or group of affiliated holders) shall be aggregated.	$475,000(2,5)
All Allowed Class 4 Claims shall be paid in cash in an amount equal to 80% of the principal amount of such holder's Allowed Claims (where applicable, as reduced) on the Effective Date or as soon thereafter as practicable.

Estimated Recovery—80%

Class 5A General Unsecured Claims against the Debtors any General Unsecured Claims against the Debtors, other than those included in Class 4, 5b or Class 6.	$4,500,000(2)	The holders of Class 5A Claims shall receive their Pro Rata share of $1,200,000 in Cash, in an amount not to exceed 30% of such holder's Allowed Claim or such holder may elect the treatment provided to holders of Class 5B Claims. Payment in Cash to holders of Allowed Class 5A Claims will be made on the Effective Date or as soon thereafter as practicable.

Estimated Recovery Range—21% to 30%
Class 5B General Unsecured Claims of the Senior Secured Noteholders and Class 5A Claimants who have elected Class 5B Treatment	$137,000,000(2)
The holders of Class 5B Claims shall receive on account of their Allowed Claim, their Pro Rata share of 100% of the New Common Stock of Reorganized Archibald (on a fully diluted basis, except with respect to the dilution described in Section 6.4 of the Plan) issued on the Effective Date or as soon thereafter as practicable.

Estimated Recovery Range—7% to 20%
Class 6 Intercompany Claims—any and all Claims of a Debtor against another Debtor.	$455,000(2)	The holders of Class 6 Claims shall receive no distribution on account of such Claims.
Class 7 Senior Preferred Stock Interests	N/A
The holders of Class 7 Senior Preferred Stock Interests shall receive no distribution. On the Effective Date, all Class 7 Senior Preferred Stock Interests shall be deemed canceled, null and void and of no force and effect.
Class 8 Junior Preferred Stock Interests	N/A
The holders of Class 8 Junior Preferred Stock Interests shall receive no distribution. On the Effective Date, all Class 8 Junior Preferred Stock Interests shall be deemed canceled, null and void and of no force and effect.

Class 9 Common Stock Interests	N/A
The holders of Class 9 Common Stock Interests shall receive no distribution. On the Effective Date, all Class 9 Common Stock Interests shall be deemed canceled, null and void and of no force and effect.

(2)
The estimated allowed amounts and estimated recoveries are approximations based upon the amounts reflected in the Debtor's schedules and are subject to change based upon the actual amount of Filed and Allowed Claims.

(3)
At this point, the Debtors do not anticipate that there will be any Claims in this Class.

(4)
The Class 3 Secured Claims of Senior Secured Noteholders are based on the value of the collateral securing the Senior Secured Notes.

(5)
This estimate relates to claims filed or scheduled in the amount of $5,000 or less. The Debtors cannot estimate to what extent creditors will elect Class 5 treatment for claims exceeding $5,000.

II.    HISTORICAL INFORMATION

A.    Description of the Debtors' Businesses

        Holdings is a Delaware Corporation that holds all of the issued and outstanding capital stock of Archibald. Archibald, in turn, holds all the issued and outstanding capital stock of Archibald Canada and Sweet Factory.(5) The Debtors' wholly owned subsidiaries, Archibald Candy (Canada) Corporation, a Canadian Corporation ("Archibald Canada"), and Sweet Factory Group, Inc., a Delaware Corporation ("Sweet Factory") and its three subsidiaries, Sweet Factory, Inc., SF Candy, and SF Properties are not part of this bankruptcy.

(5)
On November 15, 2001, Sweet Factory and its three subsidiaries, Sweet Factory, Inc., SF Properties, Inc. and SF Candy Company (collectively, the "Sweet Factory Entities"), each commenced a voluntary case under chapter 11 of the Bankruptcy Code in this Court.

        Archibald is a manufacturer and marketer of quality boxed chocolates and other confectionary items. It manufactures a variety of candies and operates confectionary retail chains under the Fannie May and Fanny Farmer brand names. As of December 31, 2001, Archibald sold its products through 279 company-operated stores and approximately 8,000 third-party retail outlets in 18 states. Additionally, Archibald sells Fannie May and Fanny Farmer branded products through a variety of non-retail programs, such as quantity order, mail order and fundraising programs. Archibald enjoyed gross sales of $134.9 million in fiscal year 2001.

        Archibald manufactures three quarters of the products that it sells under the Fannie May and Fanny Farmer brands. It also maintains proprietary specifications for a significant amount of their confectionary products, such as seasonal novelties that are purchased from other sources for resale. Archibald's manufacturing operations are located in Chicago, Illinois. Archibald also maintains its corporate headquarters, cold and dry storage and two distribution centers in Chicago. Archibald's facilities currently operate in response to seasonal demands, with the busiest seven-month period commencing after Labor Day and running through Easter. When demand for its products slackens, Archibald institutes an annual summer plant shut down to allow for comprehensive maintenance and cleaning activities. Archibald's four warehousing and distribution facilities maintain temperature and sanitation controls in order to protect the quality of the products.

        Confectionary products are sold through company operated retail, third-party retail and non-retail channels. Archibald operates 219 Fannie May stores and 60 Fanny Farmer stores, in 13 and 10 states, respectively. Archibald owns 32 Fannie May stores and leases the remainder of the Fannie May and Fanny Farmer locations. Lease terms and rates vary by location with the typical lease providing an average 7-year term with a minimum base rent plus additional rent based on a percentage of sales and common area charges. Historically, Archibald has been able to renew its store leases upon expiration. Archibald's third-party retail channel consists of over 8,000 grocery stores, drug stores, card and gift stores, department stores and other variety stores carrying Fannie May and Fanny Farmer products. Fannie May is positioned at a higher price point for frozen, fresh and specialty markets programs, while Fanny Farmer is positioned at a lower price point for the mass market. Through the non-retail channels, sales are generated through fundraising, quantity order, and mail order catalogue programs, as well as internet sales.

        Archibald currently employs approximately 2,113 hourly employees, and 152 salaried employees. Due to the seasonal demands for the Archibald's products, the number of employees increases to approximately 3,075 from November through April. Many of those 2,113 employees work part-time in the Chicago-operated retail stores. Approximately 1,080 of Archibald's employees are members of one of the various labor unions that represent the employees. The six collective bargaining agreements currently in operation expire on or before March 31, 2003.

B.    The Commencement of the Debtors' Bankruptcy Cases

        On June 12, 2002 (the "Petition Date"), the Debtors each filed a voluntary petition for relief under chapter 11 of the Bankruptcy Code. The Debtors continue to operate their business and manage their affairs as debtors in possession pursuant to sections 1107 and 1108 of the Bankruptcy Code.

C.    History

        The Debtors' business was founded in 1920 by H. Teller Archibald. The Debtors have become the largest retail confectioners in North America. In 1992, the Debtors purchased Fanny Farmer Candies and became the largest retail candy chain in the United States. On December 7, 1998, the Debtors acquired Sweet Factory, a leading specialty bulk candy retailer with 190 stores located throughout the United States. On June 8, 1999, the Debtors acquired substantially all of the assets of the Laura Secord retail business of Nestle Canada, Inc. (now known as Archibald Canada). Archibald Canada is the leading retailer of boxed chocolates in Canada, with 178 retail stores and distribution through more than 1,300 third-party retail outlets in Canada.

D.    Events Leading to the Chapter 11 Filings

        Although Archibald has consistently maintained positive EBITDA, its operations were not generating operating income sufficient to support the current capital structure of Archibald and Holdings. Specifically, Archibald did not have sufficient operating income to make the interest payments on the Senior Secured Notes and the distributions necessary to enable Holdings to redeem the Senior Preferred Stock. Archibald did not make the approximately $8.7 million interest payment on the Senior Secured Notes due on January 1, 2002. Restrictions in the CIT Facility also prevented Archibald from providing a distribution to Holdings to allow Holdings to make the $3 million redemption payment of the Senior Preferred Stock due on January 15, 2002.

E.    Description of Prepetition Financing Facility

        Archibald and Sweet Factory were co-borrowers with respect to a revolving credit facility entered into on June 28, 2001 by and between the Debtors and Sweet Factory as borrowers and The CIT Group/Business Credit, Inc. as agent and the lenders party thereto (the "CIT Facility"). The outstanding balance due on the CIT Facility was approximately $14 million as of the Petition Date. The CIT Facility provided a revolving line of credit and letter of credit obligations up to an aggregate amount of $30 million, subject to borrowing base limitations and other restrictions on availability. The CIT Facility was secured by first-priority liens on the Debtors' and Sweet Factory's accounts receivable and inventory as well as thirty-two of the Debtors' owned store locations and the proceeds therefrom.(4) Holdings, the other Sweet Factory Entities, and Archibald Canada were guarantors of the CIT Facility. The CIT Facility was paid in full pursuant to the Final Order approving the Debtors'

Debtor in Possession Financing. Under the Final Order, the Creditors' Committee has the right to challenge this payment provided any such challenge is filed on or before September 3, 2002.

(4)
In connection with the commencement of the bankruptcy cases of the Sweet Factory Entities, on November 14, 2001, the CIT Facility was amended to prohibit Sweet Factory from obtaining further revolving loans under the CIT Facility and to remove the inventory and accounts receivable of the Sweet Factory Entities from the borrowing base. Sweet Factory has obtained its post-petition working capital pursuant to that certain Post-Petition Credit, Security and Guaranty Agreement dated as of November 15, 2001 between Sweet Factory, Inc. and The CIT Group/Business Credit, Inc (the "Sweet Factory DIP"). The other Sweet Factory Entities, Archibald Canada, Archibald, and Fannie May are guarantors of the Sweet Factory DIP. On July 25, 2002, Sweet Factory obtained an order from this Court authorizing it to sell substantially all of its assets free and clear of liens, claims and encumbrances (the "Sweet Factory Sale"). In connection with closing of the Sweet Factory Sale, the Sweet Factory DIP will be paid off in its entirety.

F.    The Senior Secured Notes

        The Debtors also have outstanding $170 million of senior secured 10.25% notes (the "Senior Secured Notes") issued pursuant to that certain Indenture dated July 2, 1997 between Archibald and The Bank of New York as Indenture Trustee (as supplemented, the "Indenture"). Interest on the Senior Secured Notes is payable semi-annually on January 1 and July 1. The Senior Secured Notes are secured by, inter alia, Archibald's equipment, fixtures, and general intangibles (including intellectual property) and mortgages on real property pursuant to that certain Second Amended and Restated Pledge and Security Agreement and that certain Second Amended and Restated Intellectual Property Security Agreement, each dated as of June 8, 1999 and each between Archibald, Archibald Canada and the Sweet Factory Entities as guarantors, and The Bank of New York as Indenture Trustee. The Senior Secured Notes also are secured by mortgages on Archibald's Chicago headquarters and manufacturing facilities and its Bensalem, Pennsylvania warehouse and distribution facility.

G.    Prepetition Debt and Equity Structure

        Holdings has the following three classes of preferred stock: Senior Preferred Stock, Junior Class A PIK Preferred Stock and Junior Class B PIK Preferred Stock. The Senior Preferred Stock was issued in 1991 in the original face amount of $10.0 million. As of November 24. 2001, all of the Senior Preferred Stock was held by the former shareholders of Archibald (or their successors in interest). The terms of the Senior Preferred Stock were amended to, among other things, change the mandatory redemption date from August 31, 2001 to a schedule of five annual mandatory redemption payments, the first of which was due on January 15, 2002 in the amount of $3 million.(6)

(6)
The Junior Class A PIK Preferred Stock and the Junior Class B PIK Preferred Stock also were issued in 1991 in the original face amount of $7.0 million and $0.7 million, respectively. The terms of the Junior Class A PIK Preferred Stock and the Junior Class B PIK Preferred Stock were amended to extend the mandatory redemption date for each such class of preferred stock to March 15, 2006 and to extend the date on which its holders have the right to put to Fannie May their common stock to June 30, 2003.

III.    THE CHAPTER 11 CASES

A.    Commencement of the Cases

        On the Petition Date, the Debtors filed their petitions under chapter 11 of the Bankruptcy Code and have continued in the management and possession of their businesses and properties as debtors in possession, pursuant to sections 1107 and 1108 of the Bankruptcy Code. No trustee or examiner has been appointed.

B.    Continuation of Business After the Filing Date

        Under the Bankruptcy Code, the Debtors were authorized to continue to operate their businesses in the ordinary course. On the Petition Date, the Debtors also filed a number of "first day motions" with the Court, seeking various forms of relief that the Debtors deemed essential to facilitating their transition into the Chapter 11 Cases. Among the orders sought by the Debtors were, without limitation, the following: (i) an order approving the payment of various forms of compensation and other benefits due and owing to the Debtors' employees; (ii) an order directing the joint administration of the Debtors' chapter 11 cases, for procedural purposes, pursuant to Bankruptcy Rule 1015(b); (iii) an order permitting the Debtors to continue and honor certain pre-petition customer programs and practices; (iv) an order authorizing the Debtors to maintain their bank accounts and continue the use of their business forms; (v) an order permitting the Debtors to pay accrued pre-petition sales and use taxes; (vi) an order authorizing payment of the pre-petition claims for certain critical vendors (as more fully described below); and (vii) an order authorizing the Debtors' use of Cash Collateral and the postpetition financing under the DIP Credit Agreement (as described below).

C.    Retention of Professionals

        1.    Retention of Bankruptcy Counsel

        By applications dated June 14, 2002 and June 19, 2002, respectively, the Debtors sought court approval to retain Young Conaway Stargatt & Taylor, LLP and Winston & Strawn to serve as their bankruptcy counsel. Each of these applications was approved by the Court on July 15, 2002.

        2.    Retention of Debtors' Financial Advisors

        By application dated July 16, 2002, the Debtors sought court approval to retain Deloitte & Touche, LLP ("Deloitte") as their financial advisor in these Chapter 11 Cases. This application was approved by the Court on August 7, 2002.

        3.    Retention of Management Consultants

        By application dated June 14, 2002, the Debtors sought court approval to retain American Express Tax and Business Services, Inc. as their management consultants to prepare schedules and statements of financial affairs in these Chapter 11 Cases. This application was approved by the Court on July 18,2002.

        4.    Retention of Public Relations Firm

        By application dated June 14, 2002, the Debtors sought to retain Dome Communications, Inc. to perform public relations consulting services in these Chapter 11 Cases. This application was approved by the Court on July 15, 2002.

        5.    Retention of Auditor and Tax Consultant

        By application dated July 2, 2002, the Debtors sought to retain Ernst & Young, LLP as their auditor and tax consultant in these Chapter 11 Cases. An order was entered approving the retention of Ernst & Young, LLP as the Debtors' auditor and to provide certain tax services on August 6, 2002. The order approving the retention of Ernst & Young, LLP to perform certain tax consulting services was approved on August 7, 2002.

D.    Critical Trade Vendors

        At the outset of the Chapter 11 Cases, the Debtors determined that it was necessary to put in place a program to pay certain vendors whose services and products were vital to the Debtors' ongoing operations. Accordingly, on June 12, 2002, the Debtors filed a motion seeking approval to pay approximately $4.2 million to the Debtors' critical vendors (the "Critical Vendor Motion"). This motion was approved by the Court on June 17, 2002. On July 17, 2002, the Debtors filed a second motion relating to their critical vendors, seeking to increase the amounts they were permitted to pay such critical vendors to $5.1 million (the "Supplemental Critical Vendor Motion"). This motion was approved on August 6, 2002.

E.    Debtor-in-Possession Financing

        Pursuant to a motion dated June 12, 2002, the Debtors sought Court approval of the DIP Facility which will provide the Debtors with up to $45 million in debtor-in-possession financing. The funds borrowed under the DIP Facility will be used to fund the Debtors' postpetition working capital needs and to pay off and satisfy in full the Debtors' obligations under the CIT Facility. The Court entered an interim order approving the DIP Facility on June 14, 2002 (the "Interim Order"). The Court entered a final order approving the DIP Facility on July 11, 2002.

F.    Officers and Directors

        Ten days prior to the Confirmation Date, the Debtors shall file with the Court Exhibit A to the Plan, which shall specify the office, names and affiliations of all of the individuals intended to serve as directors and officers of Reorganized Archibald on and after the Effective Date, and otherwise comply in all respects with section 1129(a)(5).

G.    Claims Bar Date

        In accordance with Bankruptcy Rule 3003(c)(3), on June 28, 2002, the Debtors filed a motion seeking August 30, 2002 (the "Bar Date") as the last date by which creditors are permitted to file proofs of Claim in the Chapter 11 Case. The Court entered an order approving this motion on July 11, 2002. Accordingly, the Bar Date for filing proofs of claim in these cases is August 30, 2002. Pursuant to Bankruptcy Rule 3003(c)(2), any creditor whose Claim was not scheduled by the Debtors or was scheduled as disputed, contingent, or unliquidated, and who fails to file a proof of Claim on or before the Bar Date may not be treated as a creditor with respect to that Claim for purposes of voting on the Plan or receiving a distribution thereunder. The holder of any Claim who fails to file a proof of Claim on or before the Bar Date or any other date fixed by order of the Bankruptcy Court, as applicable, will be forever barred, estopped and enjoined from (a) asserting any and all Claims that such holder possesses against the Debtors and (b) voting upon, or receiving distributions under, the Plan.

IV.    ASSETS OF ESTATE

        The Debtors had book assets of $133.2 million as of the Petition Date. The Debtors' other assets include various causes of action, including, but not limited to, Avoidance Actions. The value to the estates of such assets, including certain causes of action, is undetermined.

V.    LITIGATION

A.    Avoidance Actions

        Subsequent to the commencement of these Chapter 11 Cases, the Debtors began an analysis and are continuing to investigate potential voidable transfers which may have been made by the Debtors during the ninety (90) days preceding the Petition Date (and with regard to insiders, within one (1) year preceding the Petition Date).

        Whether any one or more of any of the above payments is voidable will depend upon a number of complex legal and factual issues concerning the amount and timing of such payments and whether the Debtors were insolvent at the time of such payments. All Avoidance Actions will be retained by the Reorganized Archibald and preserved after the Effective Date.

        Any holder of a Claim that also holds property that is recoverable by the Debtors through an Avoidance Action may have its Claim disallowed, unless the holder has turned over to the Debtors any such property or has paid the amount for which such holder or transferee is liable in accordance with section 502(d) of the Bankruptcy Code.

        Pursuant to the terms of the Plan, Reorganized Archibald will have the power and authority to bring or continue all Avoidance Actions after the Effective Date. While the Debtors will continue to investigate potential Avoidance Actions, based upon their preliminary analysis, the Debtors do not anticipate that there will be substantial recoveries from Avoidance Actions.

        The Debtors' preliminary analysis of payments made to trade creditors during the 90 days preceding the Petition Date indicates that there is no substantial basis for recoveries under the avoidance provisions of Chapter 5 of the Bankruptcy Code. Most of the payments either were made in the ordinary course of business within the meaning of section 547(c)(2) of the Bankruptcy Code or were followed by the transferee's provision of new value to the Debtors. Further, the Debtors believe that a substantial amount of invoices paid during the preference period were paid to the Debtors' critical vendors and would therefore have been paid post-petition pursuant to the Critical Vendor Motion and the Supplemental Critical Vendor Motion had they not been paid during the 90 days preceding the Petition Date.

        The Reorganized Debtors shall maintain reasonable records relating to the Avoidance Actions (including proceeds generated from settlement or judgment and expenses). The Plan provides for the Bankruptcy Court to retain jurisdiction to resolve any disputes that may arise in connection with the distribution of proceeds from Avoidance Actions.

VI.    SUMMARY OF THE PLAN

        THE FOLLOWING IS A SUMMARY OF SOME OF THE SIGNIFICANT ELEMENTS OF THE PLAN, THIS DISCLOSURE STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MORE DETAILED INFORMATION SET FORTH IN THE PLAN.

A.    General

        The Plan is a plan of reorganization which contemplates the reorganization of the Debtors. All assets of the Debtors shall vest in Reorganized Archibald, which shall be the corporation resulting from the merger of Archibald with a newly-formed Delaware corporation. Reorganized Archibald or its designees shall make distributions on the Effective Date to certain holders of Claims, shall issue the New Common Stock to certain holders of Claims and shall issue the New Subordinated Notes to the Senior Secured Noteholders, as provided in the Plan. As a result, on and after the Effective Date, the holders of Class 5B General Unsecured Claims (and any holders of Class 5A General Unsecured Claims who have elected Class 5B treatment) will own 100% of the New Common Stock and the holders of Class 3 Secured Claims of Senior Secured Noteholders will hold 100% of the New Subordinated Notes, each on a fully diluted basis, except with respect to the dilution described in Section 6.4 of the Plan. In addition, the holders of Class 2 Miscellaneous Secured Claims shall be paid in full, in cash, or shall be permitted to retain the collateral securing their lien. The holders of Class 4 Convenience Claims (and such other claimants who have made a Class 4 election) shall receive 80% of their Allowed Claim (up to $4,000) in cash. In addition, the Board of Directors of Reorganized Archibald shall establish for the benefit of certain key employees, officers and directors, a stock option plan providing for the distribution of up to five percent of the New Common Stock (the "Management Incentive Program"). The Management Incentive Program shall be filed with the Court within 30 days after the Effective Date. The grant of such options will dilute the ownership share of all post-Effective Date shareholders on a pro rata basis.

        The Plan incorporates the compromise and settlement of certain issues that were resolved through negotiations among the Debtors and the Senior Secured Noteholders.

        1.    Description, Classification and Treatment of Claims and Interests.

        Among the various categories of Claims and Interests asserted against the Debtors are (i) Administrative Claims, (ii) Priority Tax Claims, (iii) DIP Facility Claims, (iv) Priority Claims, (v) Miscellaneous Secured Claims, (vi) Secured Claims of Senior Secured Noteholders, (vii) Convenience Class Claims, (viii) General Unsecured Claims, (ix) General Unsecured Claims of Senior Secured Noteholders, (x) Intercompany Claims, (xii) Senior Preferred Stock Interests, (xiii) Junior Preferred Stock Interests, and (xiv) Common Stock Interests.

    a.
    Unclassified Administrative Claims.

        Administrative Claims are Claims for costs or expenses of the Chapter 11 Cases that are allowed under sections 503(b) and 507(a)(1) of the Bankruptcy Code, including all actual and necessary costs and expenses relating to the preservation of the Estates or the operation of the Debtors' businesses, all allowances of compensation or reimbursement of expenses to the extent Allowed by the Bankruptcy Court, all Allowed Claims for reclamation pursuant to Section 546(c) of the Bankruptcy Code, and all Allowed Claims for cure payments arising from the assumption of executory contracts pursuant to section 365(b)(1) of the Bankruptcy Code to the extent such cure payments have not already been paid.

        Administrative Claims also consist of fees ("Fee Claims") and expenses ("Expense Claims") of Professionals employed in the Chapter 11 Cases, salaries of employees of the Debtors, and other ongoing expenses of operation, including rent.

        Other administrative expenses, consisting of salaries, rent, and overhead items, have been paid and will continue to be paid in the ordinary course of the Debtors' businesses.

        Administrative Claims (other than Fee Claims or Expense Claims) representing an undisputed, unpaid liability incurred on and after the Petition Date in the ordinary course of business by the Debtors will be paid by the Debtors as and when due in the ordinary course of business without an order of the Bankruptcy Court. Unless an Administrative Claim is paid as aforesaid as an ordinary course obligation, an Administrative Claim shall become an Allowed Administrative Claim only to the extent Allowed by Final Order of the Bankruptcy Court. Any such request for the allowance of an Administrative Claim must be filed and served on the Debtors and their counsel on or before forty-five (45) days after the Effective Date. Objections to the allowance of an Administrative Claim shall be filed with the Bankruptcy Court and served on the Administrative Claimant on or before one hundred twenty (120) days after the Effective Date. Any objection to the allowance of an Administrative Claim shall be resolved by the Bankruptcy Court following notice and a hearing. All outstanding obligations of the Debtors under the DIP Facility, including interest, fees, and expenses, are fully and finally allowed as an Administrative Claim, and shall be treated and paid as such, to the extent not already paid.

        Fee Claims and Expense Claims for services rendered or expenses incurred prior to or on the Effective Date shall be Allowed Claims to the extent approved by a Final Order of the Bankruptcy Court. Any such Fee Claim or expense Claim, in the form of an application, must be filed on or before 45 days after the Effective Date. Objections to Fee Claims and Expense Claims shall be filed with the Bankruptcy Court and served on the Debtors and their counsel, and the requesting party and its counsel (if any) by the later of (1) 75 days after the Effective Date or (2) 30 days after the filing of the applicable request. All Allowed Fee Claims and Expense Claims that become due after the Effective Date and which are not Disputed shall be paid by Reorganized Archibald as they become due.

        Under the Plan, each holder of an Allowed Administrative Claim shall receive: in full satisfaction of such Claim, a single Cash payment in the Allowed amount of the Claim on the tenth (10th) Business Day following the later of (a) the Effective Date or (b) the date on which such Claim is Allowed, unless other treatment is agreed upon in writing by the Debtors and the holder of such Claim.

    b.
    Unclassified Priority Tax Claims.

        Priority Tax Claims are Claims against the Debtors that are entitled to priority in accordance with section 507(a)(8) of the Bankruptcy Code ("Priority Tax Claims").

        Under the Plan, each holder of an Allowed Priority Tax Claim shall receive, in full satisfaction of such Allowed Priority Tax Claim, at the option of Reorganized Archibald, either (i) a single Cash payment in the Allowed amount of the Priority Tax Claim, without post-petition interest or penalty, as soon as practicable after the tenth (10th) Business Day following the later of (i) the Effective Date or (ii) the date on which such Claim is Allowed, or (b) a promissory note payable by Reorganized Archibald in a principal amount equal to the amount of such Allowed Priority Tax Claim on which interest shall accrue from and after the Effective Date at the rate of 6% or such higher or lower rate as is determined by the Bankruptcy Court to be appropriate under Section 1129(a)(9)(C) of the Bankruptcy Code and shall be paid semi-annually in arrears; the principal amount of the promissory note shall be paid in full on a date or dates six (6) years after the date of assessment of such Allowed Priority Tax Claim unless other treatment is agreed upon in writing by the Debtors and the holder of such Claim.

    c.
    DIP Facility Claims.

        DIP Facility Claims are comprised of all Claims of the DIP Lender arising from or under the DIP Facility.

        Allowed DIP Facility Claims against the Debtors shall be paid: (a) on the Effective Date in Cash, or in a manner otherwise permitted pursuant to the terms of the DIP Credit Agreement, in an amount equal to the Allowed amount of such Claims; or (b) on such other terms as may be mutually agreed upon among the holders of the DIP Facility Claims and the Debtors.

    d.
    Priority Claims.

        Class 1 consists of Claims against the Debtors that are entitled to priority in accordance with sections 507(a)(2) through 507(a)(8) of the Bankruptcy Code, other than Priority Tax Claims ("Priority Claims"). Class 1 Priority Claims include, by way of example, unsecured Claims of employees for wages, salaries, commissions or benefits (including vacation, severance and sick leave pay), to the extent such claims have not a!ready been satisfied pursuant to an order of the Bankruptcy Court, and certain unsecured pre-Petition Date Claims for contributions to an employee benefit plan, if any.

        Under the Plan, payment in full in Cash shall be made to each holder of an Allowed Priority Claim (a) as soon as practicable after the tenth (10th) Business Day following the later of (i) the Effective Date and (ii) the date on which such Claim is Allowed, (b) paid upon other agreed terms or (c) in the case of employee benefits not yet payable, in accordance with the Debtors' employment benefit policies.

        Class 1 Claims are unimpaired under the Plan.

    e.
    Miscellaneous Secured Claims.

        Class 2 consists of any Claim, other than DIP Facility Claims: to the extent reflected in the Schedules or a proof of Claim as a Secured Claim, which is secured by a lien on property of the Debtors' estates, to the extent of the value of such property, as determined in accordance with Section 506(a) of the Bankruptcy Code, or, in the event that such Claim is subject to setoff under Section 553 of the Bankruptcy Code, to the extent of such setoff.

        To the extent there are any Allowed Class 2 Claims, at the option of the Debtors, either (i) the legal, equitable and contractual rights to which such Claim entitles the holder thereof shall be left unaltered, (ii) the Claim shall be left Unimpaired in the manner described in Section 1124(2) of the Bankruptcy Code, (iii) the holder of such Claim shall receive or retain the Collateral securing such Claim, or (iv) the holder of such Claim shall receive such other treatment as may be agreed upon in writing between the holder and the Debtors. Any deficiency amount relating to a Miscellaneous Secured Claim shall be treated as a Class 5A General Unsecured Claim.

        Class 2 Claims are unimpaired under the Plan.

    f.
    Secured Claims of Senior Secured Noteholders

        Class 3 Claims shall consist of the Secured Claims of the Senior Secured Noteholders. The holders of Class 3 Claims shall receive their Pro Rata share of 100% of the New Subordinated Notes. The New Subordinated Notes shall be issued pursuant to the New Subordinated Notes Indenture substantially in the form set forth in Exhibit B to the Plan, which shall be in form and substance satisfactory to the Consenting Noteholder Threshold and which shall be filed 10 days prior to the Voting Deadline.

        Class 3 Claims are impaired and are entitled to vote on the Plan.

    g.
    Convenience Class Claims.

        Class 4 Claims shall consist of all General Unsecured Claims of $5,000 or less (or, if greater than $5,000, Claims that are reduced to $5,000 by election of the holder thereof) against the Debtors (other than Intercompany Claims), provided that for purposes of determining whether a Claim is $5,000 or less, all claims of a single holder (or group of affiliated holders) shall be aggregated.

        All Allowed Class 4 Claims shall be paid in cash in an amount equal to 80% of the lesser of (i) the principal amount of such Claim, or (ii) $5,000, on the Effective Date or as soon thereafter as practicable.

        Class 4 Claims are impaired and are entitled to vote on the Plan.

    h.
    General Unsecured Claims.

        Class 5A consists of General Unsecured Claims, other than Class 4, Class 5B and Class 6 Claims. The holders of Allowed Class 5A Claims shall receive their Pro Rata share of $1,200,000 in Cash, in an amount not to exceed 30% of such holder's Allowed Claim, or may elect the treatment provided to holders of Class 5B Claims. Payments in Cash to holders of Allowed Class 5A Claims will be made on the Effective Date or as soon thereafter as practicable. The holders of Class 5A Claims are impaired and are entitled to vote on the Plan.

    i.
    General Unsecured Claims of Senior Secured Noteholders.

        Class 5B consists of General Unsecured Claims of the Senior Secured Noteholders and of holders of Class 5A Claims who have elected Class 5B treatment. The holders of Class 5B Claims shall receive on account of their Allowed Claim, their Pro Rata share of 100% of the New Common Stock of Holdings issued on the Effective Date or as soon thereafter as practicable, subject to dilution due to the Management Incentive Plan. All holders of New Common Stock shall be parties to a Shareholders Agreement, substantially in the form set forth in Exhibit C to the Plan, which shall be in form and substance satisfactory to the Consenting Noteholder Threshold and which shall be filed ten days prior to the Voting Deadline.

        The holders of Class 5B Claims are impaired and are entitled to vote on the Plan.

    j.
    Intercompany Claims.

        Class 6 consists of all pre-and post-Petition Date Claims of one Debtor against another Debtor.

        Class 6 Claims shall receive no distribution under the Plan. Accordingly, the holders of Class 6 Claims are impaired, are deemed to have rejected the Plan, and shall not be entitled to vote on the Plan.

    k.
    Senior Preferred Stock Interests

        Class 7 consists of the Senior Preferred Stock Interests of any holder of any share of Senior Preferred Stock in the Debtors, and any option, warrant, or right, contractual or otherwise, to acquire, sell or subscribe for any such interest.

        All Class 7 Senior Preferred Stock Interests shall be deemed canceled as of the Effective Date and the holders of such Interests shall not retain any property or receive any distribution under the Plan. Accordingly, holders of Class 7 Senior Preferred Stock Interests are impaired, shall be deemed to have rejected the Plan, and shall not be entitled to vote on the Plan

    l.
    Junior Preferred Stock Interests

        Class 8 consists of the Junior Preferred Stock Interests of any holder of any share of Junior Preferred Stock in the Debtors, and any option, warrant, or right, contractual or otherwise, to acquire, sell or subscribe for any such interest.

        All Class 8 Interests shall be deemed canceled as of the Effective Date and the holders of such Interests shall not retain any property or receive any distribution under the Plan. Accordingly, holders of Class 8 Interests are impaired, shall be deemed to have rejected the Plan, and shall not be entitled to vote on the Plan

    m.
    Common Stock Interests.

        Class 9 consists of the Common Stock Interests of any holder of any share of common stock in the Debtors, and any option, warrant, or right, contractual or otherwise, to acquire, sell or subscribe for any such interest.

        All Class 9 Common Stock Interests shall be deemed canceled as of the Effective Date and the holders of such Interests shall not retain any property or receive any distribution under the Plan. Accordingly, holders of Class 9 Interests are impaired, shall be deemed to have rejected the Plan, and shall not be entitled to vote on the Plan.

B.    Implementation of the Plan; Distributions

        1.    Prior to the Effective Date.

        Except as may be otherwise ordered by the Bankruptcy Court, the directors and officers of the Debtors shall continue to serve in such capacities until the Effective Date. All injunction or stays, whether by operation of law or by order of the Bankruptcy Court, provided for in the Chapter 11 Cases pursuant to Sections 105 or 362 of the Code or otherwise that are in effect on the Confirmation Date shall remain in full force and effect until the Effective Date.

        Ten days prior to the Confirmation Date, the Debtors will obtain and file as Exhibit D to the Plan the Exit Facility Commitment Letter, which will contain such terms, conditions and covenants as are usual and customary for financings of this type and will be on terms satisfactory to the Debtors and the Consenting Noteholder Threshold. The exit financing shall be sufficient to enable Reorganized Archibald to consummate the Plan and operate their businesses on and after the Effective Date.

        2.    On the Effective Date.

        On and as of the Effective Date, Archibald shall merge with and into a newly formed Delaware corporation to form Reorganized Archibald.

        On and as of the Effective Date, pursuant to section 1141(b) of the Bankruptcy Code, Property of the Estates of each of the Debtors shall become vested in Reorganized Archibald free and clear of all Claims, Interests, Liens and other encumbrances, except as provided in this Plan. Without limiting the foregoing, Reorganized Archibald may, without application to or approval by the Bankruptcy Court, pay Professional Fees that Reorganized Archibald may incur after the Effective Date.

        On and as of the Effective Date, (i) the certificate of incorporation of Reorganized Archibald shall become effective and shall be in compliance with Section 1123(a)(6) of the Code and otherwise to conform substantially to the form thereof set forth in Exhibit E to the Plan (the "Reorganized Archibald Certificate of Incorporation") and (ii) the bylaws of Reorganized Archibald shall conform to Exhibit F to the Plan (the "Reorganized Archibald Bylaws"), both of which shall be in form and substance satisfactory to the Consenting Noteholder Threshold and will be filed at least ten (10) days prior to the Voting Deadline.

        Exhibit A hereto, a pleading to be filed prior to the Confirmation Date, shall specify the office, the names and affiliations of the individuals intended to serve as directors and officers of Reorganized Archibald on and after the Effective Date. On and after the Effective Date, Reorganized Archibald shall be governed in accordance with the Reorganized Archibald Certificate of Incorporation, the Reorganized Archibald Bylaws and the Shareholders Agreement. As provided in the Reorganized Archibald Certificate of Incorporation, the board of directors of Reorganized Archibald shall initially consist of five (5) directors: four (4) directors designated by the Senior Secured Noteholders, and the Chief Executive Officer of Reorganized Archibald. The term of the initial board of directors of Reorganized Archibald will be 12 months. After the first anniversary of the Effective Date, election of the members of the board of directors of Reorganized Archibald shall be based on equity ownership in Reorganized Archibald.

        On and as of the Effective Date, the Old Common Stock and all other equity interests, including, without limitation, all warrants and stock options related to either of the Debtors, shall be canceled and rendered null and void.

        On the Effective Date, the Indenture and all obligations of the Debtors thereunder or in respect thereof shall be cancelled and discharged and fully satisfied by confirmation of this Plan and the distributions to be made pursuant to this Plan. Notwithstanding the cancellation of the Indenture, such cancellation shall not impair the rights of the holders of Senior Secured Notes to receive distributions under the Plan or the relationship between the Indenture Trustee and the holders of the Senior

Secured Notes, including the right of the Indenture Trustee to assert a lien, if any, for its unpaid fees and expenses against distributions to be made under the Plan.

        Reorganized Archibald shall be deemed on the Effective Date to have authorized the issuance of the New Common Stock and the New Subordinated Notes for distribution in accordance with this Plan, consistent with the Certificate of Incorporation of Reorganized Archibald. All shares of New Common Stock issued pursuant to this Plan will be, upon such issuance, validly issued, fully paid and non-assessable. Any holder of a claim accepting a distribution of New Common Stock under the Plan shall be deemed to be a party to the Stockholders Agreement.

        3.    Distributions Under the Plan.

        As soon as practicable after the Effective Date, Reorganized Archibald shall make, or shall make adequate reserve for, the Distributions required to be made under the Plan. Cash necessary to make the Distributions required under the Plan, shall be made from the Debtors' Cash, if any, the Exit Facility, or any other source. All Distributions reserved pursuant to this Section shall be held by the Debtors or Reorganized Archibald in trust for the benefit of the holders of Claims entitled to receive such Distributions.

        Subject to Bankruptcy Rule 9010 and except as otherwise provided herein, Distributions to holders of Allowed Administrative, Priority Tax, Priority, Miscellaneous Secured Claims, Class 4 Claims and Class 5A Claims shall be made at (a) the address of each holder as set forth in the Schedules filed with the Court unless superseded by the address set forth on proofs of Claim filed by such holder, or (b) the last known address of such holder if no proof of Claim is filed or if the Debtors have been notified in writing of a change of address. With respect to Distributions of New Common Stock to the holders of Class 5B Claims who are the holders of Senior Secured Notes and with respect to Distributions of New Subordinated Notes to the holders of Class 3 Claims, the indenture Trustee will instruct the Depository Trust Company ("DTC") to cancel the existing positions with respect to the Senior Secured Notes (including the global certificate held in the name of DTC's nominee Cede & Co.) of each financial institution that is a participant in DTC's book-entry transfer facility system. Simultaneously therewith, DTC will execute a book-entry credit for the benefit of each such financial institution with the number of Shares of New Common Stock and the amount of New Subordinated Notes to be issued to such holder in accordance with the Plan. In connection with the foregoing, Reorganized Archibald will deliver to DTC a global certificate to be issued in connection with the Class 5B Claims hereunder. With respect to distributions of New Common Stock to the holders of Class 5B Claims who are not holders of Claims under the Senior Secured Notes, such distributions shall be made, in accordance with the Plan, to such holders at (a) the address of each holder as set forth in the Schedules unless superseded by the address set forth on proofs of Claim filed by such holder, or (b) the last known address of such holder if no proof of Claim is filed or if the Debtors have been notified in writing of a change of address. If any Distribution is returned as undeliverable, Reorganized Archibald may, in its discretion, make such efforts to determine the current address of the holder of the Claim with respect to which the Distribution was made as Reorganized Archibald deems appropriate, but no Distribution to any holder shall be made unless and until Reorganized Archibald has determined the then-current address of the holder, at which time the Distribution to such holder shall be made to the holder without interest. Amounts in respect of any undeliverable Distributions made through or by Reorganized Archibald shall be returned to, and held in trust by, Reorganized Archibald until such Distributions are claimed or are deemed to be unclaimed property under section 347(b) of the Bankruptcy Code as set forth herein.

    a.
    Disputed Claim Reserves

        On and after the Effective Date, Reorganized Archibald shall direct the Exchange Agent to establish and maintain reserves for all Disputed Claims. For purposes of establishing a reserve, Cash, New Subordinated Notes or New Common Stock will be set aside equal to the amount that would have been distributed to the holders of Disputed Claims in such Class had their Disputed Claims been deemed Allowed Claims on the Effective Date or such other amount as may be approved by the Bankruptcy Court upon motion of the Debtors or Reorganized Archibald. If, when, and to the extent any such Disputed Claim becomes an Allowed Claim by Final Order, Reorganized Archibald shall direct the Exchange Agent to distribute to the Claimant the relevant portion of the Cash, New Subordinated Notes or New Common Stock held in reserve. The balance of such Cash, New Subordinated Notes or New Common Stock, if any, remaining after all Disputed Claims have been resolved, shall be distributed Pro Rata to all holders of Claims in accordance with Article 4 of the Plan. No payments or distributions shall be made with respect to a Claim which is a Disputed Claim pending the resolution of the dispute by Final Order.

    b.
    Claims Objection Deadline.

        Objections to Claims shall be filed with the Bankruptcy Court and served upon Creditors no later than 90 days after the Effective Date, provided however, that this deadline may be extended by the Bankruptcy Court upon motion of Reorganized Archibald, without notice or a hearing. Notwithstanding the foregoing, unless an order of the Bankruptcy Court specifically provides for a later date (including, but not limited to, under Section 2.5 of the Plan), any proof of claim filed after the Confirmation Date shall be automatically disallowed as a late filed claim, without any action by Reorganized Archibald, unless and until the party filing such Claim obtains the written consent of Reorganized Archibald to file such Claim late or obtains an order of the Bankruptcy Court upon notice to Reorganized Archibald that permits the late filing of the Claim, in which event Reorganized Archibald shall have 120 days from the date of such written consent or order to object to such Claim, which deadline may be extended by the Bankruptcy Court upon motion of Reorganized Archibald, without notice or a hearing.

        Once the Bar Date has passed, the Debtors will begin the process of reviewing the proofs of claim filed in these cases and intend promptly to file objections to Disputed Claims.

    c.
    Unclaimed Property.

        Except with respect to property not distributed because such property is being held in a Disputed Reserve, Distributions of Cash, New Subordinated Notes or New Common Stock that are not claimed by the expiration of six months from the earlier of (i) Effective Date or (ii) the date of the first Distributions under the Plan, shall be deemed to be unclaimed property under Section 347(b) of the Bankruptcy Code and shall revest in Reorganized Archibald and the Claims with respect to which such Distributions are made shall be automatically canceled and extinguished by Reorganized Archibald. After the expiration of the six-month period referenced in the preceding sentence, the claim of any Entity to such Distributions shall be discharged and forever barred. Nothing contained in the Plan shall require the Debtors or Reorganized Archibald to attempt to locate any holder of an Allowed Claim.

        4.    Causes of Action.

        Pursuant to Section 1123(b)(3)(B) of the Bankruptcy Code, but subject to Sections 10.3 and 10.4 of this Plan, Reorganized Archibald, on behalf of itself and holders of Allowed Claims and Interests, shall retain all Causes of Action, including Avoidance Actions, that the Debtors had or had power to assert immediately prior to the Effective Date, and may commence or continue in any appropriate court or tribunal any suit or other proceeding with respect to such Causes of Action. Nothing contained in this Plan shall constitute a waiver of the rights, if any, of the Debtors or Reorganized Archibald to a jury trial with respect to any Causes of Action or objection to any Claim or Interest. The proceeds, if any, of the Causes of Action shall be used by Reorganized Archibald for operational needs.

        5.    Authorization of Officers

        Each of the President, Chief Financial Officer, Treasurer or any Vice President of each of the Debtors, or such other persons as the Bankruptcy Court may designate at the request of the Debtors, is authorized to execute, deliver, file or record such contracts, instruments, releases and other agreements or documents and take such actions as may be necessary or appropriate to effectuate and implement the provisions of this Plan, including all documents necessary to consummate the Exit Facility. Each of the Secretary or any Assistant Secretary of each of the Debtors or such other persons as the Bankruptcy Court may designate at the request of the Debtors is authorized to certify or attest to any of the foregoing actions.

        6.    Exemption from Certain Transfer Taxes.

        Pursuant to Section 1146(c) of the Bankruptcy Code, the issuance, transfer or exchange of the New Subordinated Notes or the New Common Stock under the Plan or the making or delivery of any instrument of transfer pursuant to, in implementation of, or as contemplated by, the Plan or the revesting, transfer or sale of any real or personal property of the Debtors pursuant to, in implementation of, or as contemplated by, the Plan shall not be taxed under any state or local law imposing a stamp tax, transfer tax, sales tax or similar tax or fee.

C.    Limited Substantive Consolidation.

    a.
    Generally

        Substantive consolidation is an equitable remedy that a Court may be asked to apply in chapter 11 cases involving affiliated debtors. As contrasted with procedural consolidation, (7) substantive consolidation may affect the substantive rights and obligations of creditors and debtors. Substantive consolidation involves the pooling and merging of the assets and liabilities of the affected debtors; all of the debtors in the substantively consolidated group are treated as if they were a single corporate/economic entity. Consequently, a creditor of one of the substantively consolidated debtors is treated as a creditor of the substantively consolidated group of debtors, and issues of individual corporate ownership of property and individual corporate liability on obligations are ignored. However, substantive consolidation does not affect the debtors' separate corporate existence or independent ownership of property for any purposes other than for making distributions of property under a plan of reorganization or otherwise as necessary to implement such plan. Notwithstanding the foregoing, the Debtors' rights of recovery of any assets shall not be prejudiced by such consolidation. In addition, the substantive consolidation provided for herein shall not (other than for purposes related to the Plan and distributions to be made hereunder) affect (1) the legal and corporate structures of Reorganized Archibald, (2) any obligations under any leases or contracts assumed in the Plan or otherwise subsequent to the filing of these Chapter 11 Cases, or (3) any obligations to pay quarterly fees to the United States Trustee.

(7)
Procedural consolidation is the administrative process (contemplated by Bankruptcy Rule 1015(b)) whereby the proceedings of two (2) or more affiliated debtors are conducted as part of a single proceeding for the convenience of the Court and parties in interest. Procedural consolidation does not affect the substantive rights of the debtors or their creditors and interest holders.

  b.
  The Plan Contemplates the Limited Substantive Consolidation of the Debtors' Estates.

        Substantive consolidation in these Cases will have the effect of eliminating (i) cross-corporate guarantees by one Debtor of the obligation of another Debtor in the substantively consolidated group, and (ii) duplicate claims against more than one Debtor in the substantively consolidated group. Absent substantive consolidation, the allowance of such multiple Claims has the effect of diluting the amounts payable to holders of General Unsecured Claims generally as a consequence of the holders of such General Unsecured Claims having to share their distributions with additional Creditors holding larger Claims against multiple Debtors.

        Article 5 of the Plan provides for the substantive consolidation of the Debtors' Estates into a single Entity, solely for the purposes of the Chapter 11 Cases and all actions with respect to confirmation, consummation, and implementation of the Plan and Claim determination. Pursuant to Article 5 of the Plan, on the Confirmation Date, but subject to the occurrence of the Effective Date: (i) all Intercompany Claims by and between the Debtors shall be eliminated; (ii) all liabilities of the Debtors shall be pooled or treated as though they were merged: (iii) all prepetition cross-corporate guarantees of the Debtors shall be eliminated; (iv) any obligation of either Debtor and all guarantees thereof executed by one or more of the Debtors shall be deemed to be one obligation of the consolidated Debtors; (v) any Claims Filed or to be Filed in connection with any such obligation and such guarantees shall be deemed one Claim against the consolidated Debtors; and (vi) each and every Claim Filed in the individual Chapter 11 Case of any of the Debtors shall be deemed one Claim filed against the Debtors. On the Confirmation Date, and in accordance with the terms of the Plan and the consolidation of the liabilities of the Debtors, all Claims based upon guarantees of collection, payment or performance made by the Debtors as to the obligations of another Debtor or of any other Person shall be discharged, released and of no further force and effect.

        The Plan constitutes a motion by the Debtors for the entry of an order providing for the substantive consolidation of the Debtors for Plan and Claim purposes. It is believed that an adequate basis exists for the Court to grant such relief for several reasons. First, the Debtors maintained and reported their financial information on a consolidated basis, filed consolidated tax returns and shared the same management. Moreover, Holdings' sole asset is its stock in Archibald which is being canceled under the Plan. Moreover, since the vast majority of the New Common Stock will be issued to the Senior Secured Noteholders under the Plan, and since the relative distributions to creditors of each Debtor on a non-consolidated basis would be similar, the Debtors believe that the costs of determining the separate distributions to be made to holders of General Unsecured Claims of each Debtor would exceed any possible benefit to be derived from not effectuating a substantive consolidation for Plan purposes.

        Thus, the Debtors believe that substantive consolidation for purposes of the Plan is appropriate, will not materially advantage any Creditor over the interests of any other and will not materially prejudice any of the Debtors' Creditors. In fact, the use of substantive consolidation solely for purposes of calculating claims will facilitate an effective reorganization and foster similarity and fairness of treatment of Creditors. In the event the Court does not approve the substantive consolidation of each of the Debtors as set forth in the Plan, the Debtors reserve the right to modify the Plan as the Debtors, in their sole discretion, deem appropriate. Notwithstanding the use of substantive consolidation for claims purposes, the separate corporate existence of each Debtor shall remain intact on the Effective Date.

D.    Unexpired Leases and Executory Contracts

        Ten (10) days prior to the Voting Deadline, the Debtors shall File a schedule of the executory contracts and unexpired leases to be rejected on the Effective Date (the "Rejection Schedule"). The Rejection Schedule shall bc served by the Debtors on each party to an executory contract or unexpired lease listed thereon and will be attached to the Plan as Exhibit G. The Rejection Schedule may be amended from and after the Confirmation Date for sixty (60) days thereafter (but in no event after the Effective Date) by the Debtors, with notice to any party to an executory contract or unexpired lease added to or removed from such schedule.

        Each executory contract or unexpired lease of the Debtors that has not expired by its own terms prior to the Effective Date, has not been rejected during the Chapter 11 Cases prior to the Effective Date, and is not on the Rejection Schedule, shall be assumed by the Reorganized Debtors pursuant to Section 365 of the Bankruptcy Code on the Effective Date.

        Proofs of claim for rejection damages for any lease or executory contract rejected pursuant to the Plan shall, unless another order of the Court provides for an earlier date, be filed with the Bankruptcy Court within thirty (30) days after the mailing of notice of the entry of the Confirmation Order. Any proof of claim that is not timely filed shall be released and discharged and forever barred from assertion against the Debtors, their estates or property or the Post-Confirmation Debtors.

E.    Class Action Litigation and Pending Settlement

        Archibald is a defendant in a class action lawsuit titled John Ahearn and Debbie Ahearn v. Archibald Candy Corporation (the "Class Action"). The Class Action was filed in the Circuit Court of Cook County, Illinois, County Dept., Chancery Division (the "Circuit Court") on May 29, 2001. On July 2, 2002. Archibald removed the Class Action to the United States District Court for the Northern District of Illinois and on July 18, 2002, the Class Action was referred to the United States Bankruptcy Court for the Northern District of Illinois (the "Illinois Bankruptcy Court"). The Class Action alleged breach of warranty claims and violations of the Illinois Consumer Fraud Act arising from a common set of facts. (7)

(7)
In addition, the plaintiffs in the Class Action subsequently filed a lawsuit against the Debtors' President and Chief Executive Officer, Ted A. Shepherd in his individual capacity (the "Shepherd Action"). The Shepherd Action has also been removed to the Illinois Bankruptcy Court.

        On July 26, 2002, Archibald filed a motion in this Court to estimate the class plaintiffs' claim in the Class Action and to establish procedures therefor (the "Estimation Motion"). Prior to the hearing on the Estimation Motion, the parties to the Class Action agreed to resolve the Class Action and the Shepherd Action. The Debtors intend to file no later than ten days before the Voting Deadline a motion to resolve and compromise the claims in the Class Action and the Shepherd Action pursuant to Bankruptcy Rule 9019. The Debtors do not anticipate that the resolution of the Class Action and the Shepherd Action will have any material effect on the Plan.

F.    Pension Plans

        Archibald sponsors the Archibald Candy Corporation Employees Pension Plan A and the Archibald Candy Corporation Employees Pension Plan B (the "Pension Plans"), which are tax-qualified defined benefit pension plans covered by Title IV of the Employee Retirement Income Security Act ("ERISA") of 1974, as amended.

        If the Pension Plans terminate, ERISA provides that the Debtors and each member of their controlled group become jointly and severally liable to PBGC for unfunded benefit liabilities, 29 U.S.C. § 1362; see 29 U.S.C. § 1301(a)(18). In addition, the Debtors and each member of their controlled group are jointly and severally liable for the contributions necessary to satisfy the minimum funding standards under ERISA and the Internal Revenue Code (the "Code"), 29 U.S.C. § 1082; 26 U.S.C. § 412. Also, the Debtors and each member of their controlled group are jointly and severally liable for premiums owed to the PBGC with respect to the Pension Plans under 29 U.S.C. § 1307.

        Since the Petition Date, the Debtors have continued to fund and administer the Pension Plans in compliance with applicable laws, and, upon confirmation of the Plan, Reorganized Archibald will continue the Pension Plans. That is, Reorganized Archibald intends to continue to fund the Pension Plans in accordance with ERISA's and the Code's minimum funding standard, to pay all required PBGC insurance premiums, and to administer and operate the Pension Plans in accordance with their terms and ERISA.

        Accordingly, the Debtors' Plan does not seek to discharge or release or relieve the Debtors or Reorganized Archibald of any liability or obligation imposed under any law or regulatory provision with respect to the Pension Plans.

G.    Retention of Jurisdiction

        Following the Confirmation Date and until such time as all payments and distributions required to be made and all other obligations required to be performed under this Plan have been made and performed by the Reorganized Debtors and all Causes of Action described in Section 6.3 of the Plan are resolved, the Bankruptcy Court shall retain jurisdiction as is legally permissible, including, without limitation, for the following purposes:

            (a)    Claims.    To determine the validity, classification, or priority of Claims against the Debtors upon objection by the Debtors, or any other party in interest;

            (b)    Injunction, etc.    To issue injunctions or take such other actions or make such other orders as may be necessary or appropriate to restrain interference with the Plan or its execution or implementation by any Person, to construe and to take any other action to enforce and execute the Plan, the Confirmation Order, or any other order of the Bankruptcy Court, to issue such orders as may be necessary for the implementation, execution, performance and consummation of the Plan and all matters referred to herein, and to determine all matters that may be pending before the Bankruptcy Court in the Chapter 11 Cases on or before the Effective Date with respect to any Entity;

            (c)    Professional Fees.    To determine any and all applications for allowance of compensation and expense reimbursement of Professionals for periods on or before the Effective Date, as provided for in the Plan;

            (d)    Certain Priority Claims.    To determine any Priority Tax Claims, Priority Claims, Administrative Claims or any request for payment of Administrative Claims;

            (e)    Dispute Resolution.    To resolve any dispute arising under or related to the implementation, execution, consummation or interpretation of the Plan and the making of distributions thereunder, including the distribution of proceeds from Avoidance Actions;

            (f)    Leases and Executory Contracts.    To determine any and all motions for the rejection, assumption, or assignment of executory contracts or unexpired leases, and to determine the allowance of any Claims resulting from the rejection of executory contracts and unexpired leases;

            (g)    Actions.    To determine all applications, motions, adversary proceedings, contested matters, actions, and any other litigated matters instituted prior to the closing of the Chapter 11 Cases, including but not limited to, any actions brought under Section 6.3 of the Plan.

            (h)    General Matters.    To determine such other matters, and for such other purposes, as may be provided in the Confirmation Order or as may be authorized under provisions of the Bankruptcy Code;

            (i)    Plan Modification.    To modify the Plan under Section 1127 of the Bankruptcy Code, remedy any defect, cure any omission, or reconcile any inconsistency in the Plan or the Confirmation Order so as to carry out its intent and purposes;

            (j)    Aid Consummation.    To issue such orders in aid of consummation of the Plan and the Confirmation Order notwithstanding any otherwise applicable non-bankruptcy law, with respect to any Entity, to the full extent authorized by the Bankruptcy Code;

            (k)    Implementation of Confirmation Order.    To enter and implement such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified or vacated; and

            (l)    Final Order.    To enter a Final Order closing the Chapter 11 Cases.

H.    Conditions to Effectiveness

        1.    Conditions

        The effectiveness of the Plan is subject to each of the following conditions:

          a.    The Bankruptcy Court shall have entered the Confirmation Order;

          b.    The Confirmation Order shall have become a Final Order;

          c.    The Reorganized Archibald Certificate of Incorporation and the Reorganized Archibald Bylaws shall be in form and substance satisfactory to the Consenting Noteholder Threshold and shall be in full force and effect, and the Reorganized Archibald Certificate of Incorporation shall have been duly filed with the Secretary of State of Delaware;

          d.    The commitments under the DIP Credit Agreement shall have terminated, all amounts owing under the DIP Credit Agreement (including, without limitation, all principal, interest, fees and expenses owed thereunder) shall have been paid in full and any outstanding letters of credit issued under and in connection with the DIP Credit Agreement shall have been terminated (in each case, concurrently with the closing of the Exit Facility);

          e.    The New Subordinated Notes Indenture, the Shareholder Agreement, and the Registration Rights Agreement, each in form and substance satisfactory to the Consenting Noteholders Threshold, shall have been executed and delivered by Reorganized Archibald;

          f.      All conditions pursuant to the Exit Facility shall have been satisfied or waived in accordance with the terms thereof; and

          g.    The aggregate Claims against Holdings shall be equal to or less than five hundred thousand dollars ($500,000).

        The Debtors, with the consent of the Consenting Noteholder Threshold, may waive, by a writing signed by an authorized representative of the Debtors, the conditions to effectiveness set forth in subparagraphs (b) and (c) above.

        2.    Failure of a Condition.

        In the event that the condition specified in Section 9.1(b) of the Plan has not occurred or been waived on or before sixty (60) days after the Confirmation Date, the Confirmation Order may be vacated upon order of the Court after motion made by the Debtors or any party in interest.

I.    Modification or Revocation of the Plan

        1.    Pre-Confirmation Modification.    The Debtors reserve the right, in accordance with the Bankruptcy Code, to amend or modify the Plan at or any time prior to the Confirmation Date, as provided in Section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019. If the Plan, as altered, amended or modified, is not consummated on or before the Effective Date or such other date as the Bankruptcy Court fixes, all holders of Claims and Interests shall be returned to the status quo ante, as if the Plan had not been filed, and the Confirmation Order shall be deemed vacated ab initio.

        2.    Post-Confirmation Immaterial Modification.    Reorganized Archibald may, with the approval of the Bankruptcy Court and without notice to all holders of Claims and Interests, insofar as it does not materially and adversely affect the interests of holders of Claims, correct any defect, omission or inconsistency in the Plan in such manner and to such extent as may be necessary to expedite consummation of this Plan.

        3.    Post-Confirmation Material Modification.    The Plan may be altered or amended after the Confirmation Date by Reorganized Archibald in a manner which, in the opinion of the Bankruptcy Court, materially and adversely affects holders of Claims, provided that such alteration or modification is made after a hearing as provided in Section 1127 of the Bankruptcy Code.

        4.    Withdrawal or Revocation of the Plan.    The Debtors reserve the right to revoke or withdraw the Plan prior to the Effective Date. If the Debtors revoke or withdraw the Plan, then the result shall be the same as if the Confirmation Order had not been entered and the Effective Date had not occurred.

J.    Miscellaneous.

        1.    The Committee.    The Committee shall cease operating and dissolve on the Effective Date.

        2.    Successors and Assigns.    The rights, benefits and obligations of any Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of, the heirs, executors, administrators, successors and/or assigns of such Entities.

K.    Discharge, Releases, Exculpations and Injunctions.

        1.    Discharge

        Except as otherwise provided in the Plan or Confirmation Order, the rights afforded under the Plan and the treatment of Claims and Interests under the Plan will be in exchange for, and in complete satisfaction, discharge and release of, all Claims and termination of all Interests. Except as otherwise expressly provided in the Plan or the Confirmation Order and in accordance with section 1141(d)(1) of the Bankruptcy Code, entry of the Confirmation Order acts as a discharge effective as of the Effective Date of any and all Claims against or Interests in the Debtors or any of their assets and Properties that arose at any time before the entry of the Confirmation Order. The discharge shall be effective as to each Claim and Interest except as otherwise expressly provided in the Confirmation Order, regardless of whether:

          (a)  a proof of claim based on such Claim or Interest is filed or deemed filed under section 501 of the Bankruptcy Code;

          (b)  a Claim or Interest is Allowed;

          (c)  the holder of a Claim or Interest votes to accept or reject the Plan; or

          (d)  the Claim or Interest receives any distribution under the Plan.

        2.    Injunction.

        Except as otherwise provided in the Plan or the Confirmation Order, on and after the Confirmation Date, all Entities who have held, hold or may hold Claims against the Debtors or Interests in the Debtors are, with respect to any such Claims or Interests, permanently enjoined from: (a) commencing, conducting or continuing in any manner, directly or indirectly, any suit, action or other proceeding of any kind (including, without limitation, any proceeding in a judicial, arbitral, administrative or other forum) against or affecting the Debtors, Reorganized Archibald or any of their Property, or any direct or indirect transferee of any property of, or direct or indirect successor in interest to, any of the foregoing Entities, or any property of any such transferee or successor; (b) enforcing, levying, attaching (including, without limitation, any pre-judgment attachment), collecting or otherwise recovering by any manner or means whether directly or indirectly, of any judgment, award, decree or order against the Debtors, Reorganized Archibald, any of their Property, or any direct or indirect transferee of any property of, or direct or indirect successor in interest to any of the foregoing Entities; (c) creating, perfecting or otherwise enforcing in any manner, directly or indirectly, any encumbrance of any kind against the Debtors, Reorganized Archibald, any of their Property, or any direct or indirect transferee of any property of, or direct or indirect successor in interest to any of the foregoing Entities; (d) asserting any right of setoff, subordination, or recoupment of any kind, directly or indirectly, against any obligation due the Debtors, Reorganized Archibald, any of their Property, or any direct or indirect transferee of any property of, or successor in interest to, any of the foregoing Entities; and (e) taking any actions in any place and in any manner whatsoever that do not conform to or comply with the provisions of the Plan.

        3.    Exculpation.

        Except as otherwise provided by the Plan or the Confirmation Order, upon confirmation of the Plan, all Entities shall be conclusively presumed to have released each of the Debtors, Reorganized Archibald, the Committee, the Senior Secured Noteholders, the DIP Agent, the DIP Lenders, and their respective officers, directors, employees, representatives, counsel or other agents, successors or assigns (collectively, the "Exculpated Persons") of and from any claims, obligations, rights, causes of action and liabilities for any act or omission in connection with, or arising out of, the Chapter 11 Cases, including, without limiting the generality of the foregoing, the Plan, the negotiation, formulation and preparation of the Plan and Disclosure Statement and the DIP Credit Agreement, the pursuit of approval of the Disclosure Statement, the pursuit of confirmation of the Plan, the consummation of the Plan or the administration of the Plan or the property to be distributed under the Plan, except for acts or omissions which constitute willful misconduct or gross negligence, and all such Persons, in all respects, shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan and under the Bankruptcy Code and Bankruptcy Rules.

        4.    Releases.    On the Effective Date, Reorganized Archibald and Holdings, on their own behalf and as representatives of the Debtors' Estates, in consideration of services rendered in the Chapter 11 Cases and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, shall be deemed to have waived, released and discharged all claims, obligations, rights, causes of action and liabilities, including derivative claims, whether based in tort, fraud, contract or otherwise, known or unknown, which they possessed, possess or may possess prior to the Effective Date and whether arising before or after the Petition Date against each of the Debtors, the Estates,

Archibald (Canada), each of the DIP Agent, DIP Lenders, the Committee, the Senior Secured Noteholders, holders of the Old Junior Preferred Stock, holders of the Old Senior Preferred Stock and holders of the Old Common Stock and the directors, officers, employees, agents, affiliates, representatives, attorneys, professional advisors, successors and assigns of any of the foregoing who served in such capacities after the Petition Date (collectively, the "Third Party Releasees"); provided, however, that the release of each holder of the Old Junior Preferred Stock, each holder of the Old Senior Preferred Stock and each holder of the Old Common Stock and their respective directors, officers, employees, agents, affiliates, representatives, attorneys, professional advisors, successors and assigns shall be contingent upon the receipt by the Company and the Senior Secured Noteholders, and their respective directors, officers, employees, agents, affiliates, representatives, attorneys, professional advisors, successors and assigns, of an equivalent release from such holder of the Old Junior Preferred Stock, the Old Senior Preferred Stock or the Old Common Stock.

        5.    Survival of Indemnification Claims and Obligations.    Notwithstanding any other provisions, except as otherwise provided in the Plan, the Indemnification Obligations shall expressly survive Confirmation of the Plan and be binding on and enforceable against Reorganized Archibald, provided, however, that with respect to officers, directors or employees of the Debtors, such Indemnification Obligations shall survive and be binding and enforceable only with respect to officers, directors and employees who served in those capacities after the Petition Date.

        6.    Injunction of Claims Against, and Covenant Not to Sue, Third Party Releasees.    Pursuant to section 105 of the Bankruptcy Code, each holder of a Claim who votes in favor of the Plan or who accepts distributions pursuant to the Plan shall be deemed to have unconditionally released the Third Party Releasees from and covenanted not to sue the Third Party Releasees with respect to, and be permanently enjoined from initiating or continuing, any claim, action, employment of process, or any act to collect, offset, or recover any claim against any Third Party Releasee, known or unknown, which accrued on or prior to the Effective Date and whether arising before or after the Petition Date, provided; that the foregoing release shall not apply to any action or omission that constitutes actual fraud or criminal behavior, and provided further that the release of holders of Old Junior Preferred Stock, holders of Old Senior Preferred Stock and holders of Old Common Stock, and their respective directors, officers, employees, agents, affiliates, representatives, attorneys, professional advisors, successors and assigns shall be contingent upon such holder's delivery of a release and covenant not to sue with respect to any claim, action, employment of process, or any act to collect, offset or recover any claim against the Company or the Senior Secured Noteholders, or their respective directors, officers, employees, agents, affiliates, representatives, attorneys, professional advisors, successors and assigns, known or unknown, which accrued on or prior to the Effective Date and whether arising before or after the Petition Date.

        7.    Term of Injunctions and Stays.    Unless otherwise provided, all injunctions or stays provided for in the Chapter 11 Cases pursuant to section 105 or 362 of the Bankruptcy Code or otherwise and in effect on the Confirmation Date shall remain in full force and effect until the Effective Date.

        8.    Preservation of Insurance.    The Debtors' discharge and release from all Claims as provided in the Plan shall not diminish or impair the enforceability of any insurance policy that may cover claims by or against the Debtors (including, without limitation, their officers or directors) or any other Person or Entity.

VII.    VOTING REQUIREMENTS, ACCEPTANCE
AND CONFIRMATION OF THE PLAN

        The Bankruptcy Code requires that, in order to confirm the Plan, the Bankruptcy Court must make a series of findings concerning the Plan and the Debtors, including that (i) the Plan has classified Claims and Interests in a permissible manner, (ii) the Plan complies with applicable provisions of the Bankruptcy Code, (iii) the Debtors have complied with applicable provisions of the Bankruptcy Code, (iv) the Debtors have proposed the Plan in good faith and not by any means forbidden by law, (v) the disclosure required by Section 1125 of the Bankruptcy Code has been made, (vi) the Plan has been accepted by the requisite votes of creditors (except to the extent that cramdown is available under Section 1129(b) of the Bankruptcy Code) (see "Acceptance of Plan" and "Confirmation Without Acceptance of All Impaired Classes, " (vii) the Plan is feasible and confirmation is not likely to be followed by the liquidation or the need for further financial reorganization of the Debtors, (viii) the Plan is in the "best interests" of all holders of Claims or Interests in an impaired Class by providing to such holders on account of their Claims or Interests property of a value, as of the Effective Date, that is not less than the amount that such holder would receive or retain in a chapter 7 liquidation, unless each holder of a Claim or Interest in such Class has accepted the Plan, (ix) all fees and expenses payable under 28 U.S.C. § 1930, as determined by the Bankruptcy Court at the hearing on confirmation, have been paid or the Plan provides for the payment of such fees on the Effective Date; and (x) the Plan provides for the continuation after the Effective Date of all retiree benefits, as defined in Section 1114 of the Bankruptcy Code, at the level established at any time prior to confirmation pursuant to Sections 1114(e)(l)(B) or 1114(g) of the Bankruptcy Code, for the duration of the period that the Debtor has obligated itself to provide such benefits.

A.    Parties in Interest Entitled to Vote.

        Pursuant to the Bankruptcy Code, only Classes of Claims and Interests that are "impaired" (as defined in Section 1124 of the Bankruptcy Code) under the Plan are entitled to vote to accept or reject the Plan. A Class is impaired if the legal, equitable or contractual rights to which the Claims or Interests of that Class entitled the holders of such Claims or Interests are modified, other than by curing defaults and reinstating the debt. Classes of Claims and Interests that are not impaired are not entitled to vote on the Plan and are conclusively presumed to have accepted the Plan. In addition, Classes of Claims and Interests that receive no distributions under the Plan are not entitled to vote on the Plan and are deemed to have rejected the Plan.

B.    Classes Impaired Under the Plan

        The following Classes of Claims and Interests are or may be impaired under the Plan:

        Class 3: Secured Claims of Senior Secured Noteholders

        Class 4: Convenience Class Claims

        Class 5A: General Unsecured Claims

        Class 5B: General Unsecured Claims of Senior Secured Noteholders or holders of Class 5A Claims who Elect Class 5B Treatment

        Class 6: Intercompany Claims

        Class 7: Senior Preferred Stock Interests

        Class 8: Junior Preferred Stock Interests

        Class 9: Common Stock Interests

        Acceptances of the Plan are being solicited only from those holders of Claims in Impaired Classes that will or may receive a distribution under the Plan. Accordingly, the Debtors are soliciting acceptances from holders of Claims in Classes 3, 4, 5A and 5B only. The holders of Class 6 Claims and Class 7, 8 and 9 Interests are deemed to reject the Plan.

C.    Voting Procedures and Requirements

        VOTING ON THE PLAN BY EACH HOLDER OF AN IMPAIRED CLAIM ENTITLED TO VOTE ON THE PLAN IS IMPORTANT. IF YOU HOLD CLAIMS IN MORE THAN ONE CLASS, YOU MAY RECEIVE MORE THAN ONE BALLOT. YOU SHOULD COMPLETE, SIGN AND RETURN EACH BALLOT YOU RECEIVE.

        1.    Ballots

        In voting for or against the Plan, please use only the Ballot or Ballots sent to you with this Disclosure Statement. If you are a member of Class 3, 4, 5A or 5B and did not receive a Ballot, if your Ballot is damaged or lost or if you have any questions concerning voting procedures, please contact Debtors' Balloting Agent, Fannie May Holdings, Inc. and Archibald Candy Corp., c/o Robert L. Berger & Associates, LLC, 10351 Santa Monica Blvd., Suite 101A, PMB 1031, Los Angeles, CA 90025.

        In most cases, each ballot enclosed with this Disclosure Statement has been encoded with the amount of your Claim for voting purposes (if your Claim is a Disputed Claim this amount may not be the amount ultimately allowed for purposes of distributions under the Plan) and the Class in which your Claim has been classified. PLEASE FOLLOW THE DIRECTIONS CONTAINED ON THE ENCLOSED BALLOT CAREFULLY.

        2.    Returning Ballots

        YOU SHOULD COMPLETE AND SIGN YOUR BALLOT AND RETURN IT IN THE ENCLOSED ENVELOPE TO: FANNIE MAY HOLDINGS, INC. AND ARCHIBALD CANDY CORP., C/O ROBERT L. BERGER & ASSOCIATES, LLC, 10351 SANTA MONICA BLVD., SUITE 101A, PMB 1031, LOS ANGELES, CA 90025. VOTES CANNOT BE TRANSMITTED ORALLY. FACSIMILE BALLOTS WILL NOT BE ACCEPTED UNLESS CONSENTED TO IN WRITING BY THE DEBTORS. TO BE COUNTED, ORIGINAL SIGNED BALLOTS MUST BE RECEIVED ON OR BEFORE SEPTEMBER 16, 2002 AT 5:00 P.M., PREVAILING EASTERN TIME. IT IS OF THE UTMOST IMPORTANCE TO THE DEBTORS THAT YOU VOTE PROMPTLY TO ACCEPT THE PLAN.

        SPECIAL VOTING PROCEDURES FOR HOLDERS OF SENIOR SECURED NOTES:

        The record date for determining whether holders of Senior Secured Notes are entitled to vote on the Plan is August 7, 2002. The Indenture Trustee will not vote on behalf of the Holders. Holders must submit their own ballots.

  A.
  Beneficial Owners

          Any beneficial owner holding the Senior Secured Notes in "street name" through a brokerage firm, bank, trust company or other nominee ("Intermediary") should vote on the Plan through such Intermediary by following these instructions.

            (a)  Complete and sign the ballot.

            (b)  Return the ballot to your Intermediary or Intermediaries as promptly as possible in sufficient time to allow such Intermediary to process the ballot and return it to the Balloting Agent by the Voting Deadline.

          Any ballot returned to an Intermediary by a beneficial owner will not be counted for purposes of accepting or rejecting the Plan until such Intermediary properly completes and delivers to the Voting Agent a master ballot that reflects the vote of the beneficial owner.

          If a beneficial owner holds the Senior Secured Notes through more than one Intermediary, such beneficial owner may receive more than one ballot. Each such beneficial owner should execute a separate ballot for each block of Senior Secured Notes that it holds through any Intermediary and return the ballot to the respective Intermediary that holds the Senior Secured Notes in record name.

  B.
  Intermediaries

          Any entity (other than a beneficial owner) which is the registered holder of the Senior Secured Notes should vote on behalf of the beneficial owners of such Senior Secured Notes by (i) immediately distributing a copy of this Disclosure Statement and accompanying materials including the ballots to all beneficial owners for it holds the Senior Secured Notes, (ii) promptly collecting all such ballots from the beneficial owners, (iii) compiling and validating the votes of all its beneficial owners on the master ballot, and (iv) transmitting the master ballot to the Balloting Agent, at the address set forth above, on or before the Voting Deadline.

D.    Confirmation Hearing

        The Bankruptcy Code requires the Bankruptcy Court, after notice, to conduct a hearing regarding whether the Debtors and the Plan have fulfilled the confirmation requirements of Section 1129 of the Bankruptcy Code. The Confirmation Hearing has been scheduled for September 24, 2002 at 2:00 p.m. (prevailing Central Time) before the Honorable Ronald Barliant, United States Bankruptcy Judge, United States Bankruptcy Court, 219 South Dearborn Street, Courtroom 742, Chicago, Illinois 60604 (the "Confirmation Hearing"). In addition, any parties wishing to attend the Confirmation Hearing by videoconference in Wilmington, Delaware, may contact counsel for the Debtors to make such arrangements. The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice, except for an announcement at the Confirmation Hearing of the date to which the Confirmation Hearing has been adjourned.

E.    Confirmation

        At the Confirmation Hearing, the Bankruptcy Court will confirm the Plan only if all of the requirements of Section 1129 of the Bankruptcy Code are met. Among the requirements for Confirmation are that the Plan (i) is accepted by the requisite holders of Claims and Interests or, if not so accepted, is "fair and equitable" and "does not discriminate unfairly" as to the non-accepting Class of Claims or Interests, (ii) is in the "best interests" of each holder of a Claim or Interest that does not vote to accept the Plan in each impaired Class under the Plan, (iii) is feasible, and (iv) complies with the applicable provisions of the Bankruptcy Code.

F.    Acceptance of Plan

        As a condition to confirmation, the Bankruptcy Code requires that each class of impaired claims or interests vote to accept the Plan, except under certain circumstances. See "Confirmation Without Acceptance of All Impaired Classes" below. A plan is accepted by an impaired class of claims if holders of at least two-thirds in dollar amount and more than one-half in number of claims of that class vote to accept the plan. A plan is accepted by an impaired class of interests if holders of at least two-thirds of the number of shares in such class vote to accept the plan. Only those holders of claims or interests who actually vote count in these tabulations. Holders of claims who fail to vote are not counted as either accepting or rejecting a plan.

        In addition to this voting requirement, Section 1129 of the Bankruptcy Code requires that a plan be accepted by each holder of a claim or interest in an impaired class or that the plan otherwise be found by the bankruptcy court to be in the best interests of each holder of a claim or interest in such class. See "Best Interests Test" below. In addition, each impaired class must accept the plan for the plan to be confirmed without application of the "fair and equitable" and "unfair discrimination" tests in Section 1129(b) of the Bankruptcy Code discussed below. See "Confirmation Without Acceptance of All Impaired Classes" below.

G.    Confirmation Without Acceptance of All Impaired Classes

        The Bankruptcy Code contains provisions for confirmation of the Plan even if the Plan is not accepted by all Impaired Classes, as long as at least one Impaired Class of Claims has accepted it. These so-called "cramdown" provisions are set forth in Section 1129(b) of the Bankruptcy Code.

        A plan may be confirmed under the cramdown provisions if, in addition to satisfying all other requirements of Section 1129(a) of the Bankruptcy Code, it (a) "does not discriminate unfairly" and (b) is "fair and equitable," with respect to each class of claims or interests that is impaired under, and has not accepted, the Plan. As used by the Bankruptcy Code, the phrases "discriminate unfairly" and "fair and equitable" have specific meanings unique to bankruptcy law.

        In general, the cramdown standard requires that a dissenting class receive full compensation for its allowed claim or interests before any junior class receives any distribution. More specifically, Section 1129(b) of the Bankruptcy Code provides that a plan can be confirmed under that Section if: (a) with respect to a secured class, (i) the holders of such claims retain the liens securing such claims to the extent of the allowed amount of such claims and that each holder of a claim of such class receive deferred cash payments equaling the allowed amount of such claim as of the plan's effective date or (ii) such holders realize the indubitable equivalent of such claims; (b) with respect to an unsecured claim, either (i) the impaired unsecured creditor must receive property of a value equal to the amount of its allowed claim, or (ii) the holders of claims and interests that are junior to the claims of the dissenting class may not receive any property under the plan; or, (c) with respect to a class of interests, either (i) each holder of an interest of such class must receive or retain on account of such interest property of a value, equal to the greater of the allowed amount of any fixed liquidation preference to which such holder is entitled, any fixed redemption price to which such holder is entitled or the value of such interest, or (ii) the holder of any interest that is junior to the interest of such class may not receive or retain any property on account of such junior interest.

        The "fair and equitable" standard, also known as the "absolute priority rule," requires, among other things, that unless a dissenting unsecured class of claims or a class of interests receives full compensation for its allowed claims or allowed interests, no holder of claims or interests in any junior class may receive or retain any property on account of such claims or interests. With respect to a dissenting class of secured claims, the "fair and equitable" standard requires, among other things, that holders either (i) retain their liens and receive deferred cash payments with a value as of the plan's effective date equal to the value of their interest in property of the estate or (ii) otherwise receive the indubitable equivalent of these secured claims. The "fair and equitable" standard has also been interpreted to prohibit any class senior to a dissenting class from receiving under a plan more than 100% of its allowed claims. The requirement that a plan not "discriminate unfairly" means, among other things, that a dissenting class must be treated substantially equally with respect to other classes of equal rank.

        AS CLASS 6 CLAIMS AND CLASS 7, 8 AND 9 INTERESTS ARE DEEMED TO REJECT THE PLAN, THE DEBTORS INTEND TO SEEK CONFIRMATION OF THE PLAN UNDER THE CRAMDOWN PROVISIONS OF SECTION 1129(b) OF THE BANKRUPTCY CODE WITH RESPECT TO SUCH CLASSES. IN ADDITION, IF EITHER CLASS 3, 4, 5A OR 5B CLAIMS VOTE TO REJECT THE PLAN, THE DEBTORS RESERVE THE RIGHT TO SEEK CONFIRMATION OF THE PLAN UNDER THE CRAMDOWN PROVISIONS OF THE BANKRUPTCY CODE WITH RESPECT TO SUCH CLASSES.

H.    Best Interests Test

        In order to confirm the Plan, the Bankruptcy Court must independently determine that the Plan is in the best interests of each holder of a Claim or Interest in any impaired Class who has not voted to accept the Plan. Accordingly, if an impaired Class does not unanimously accept the Plan, the best interests test requires the Bankruptcy Court to find that the Plan provides to each member of such impaired Class a recovery on account of the Class member's Claim or Interest that has a value, as of the Effective Date, at least equal to the value of the distribution that each such member would receive if the Debtors were liquidated under chapter 7 of the Bankruptcy Code on such date.

        To calculate what holders of Claims would receive if the Debtors were hypothetically liquidated under chapter 7 of the Bankruptcy Code, the Bankruptcy Court must first determine the dollar amount that would be realized from such liquidation (the "Liquidation Fund") of the Debtors. The Liquidation Fund would consist of the net proceeds from the disposition of the Debtors' assets (after satisfaction of all valid liens), augmented by the Cash held by debtors and recoveries on Causes of Action, if any. The Liquidation Fund would then be reduced by the cost of the liquidation. The costs of liquidation under chapter 7 would include the fees and expenses of a trustee, as well as those of counsel and other professionals that might be retained by the trustee, selling expenses and wind-down costs, any unpaid expenses incurred by the Debtors during their cases (such as fees for attorneys, financial advisors and accountants) which would be allowed in the chapter 7 proceedings, interest expense on secured debt and claims incurred by the Debtors during the pendancy of the cases. These claims would be paid in full out of the Liquidation Fund before the balance of the Liquidation Fund, if any, would be made available to holders of General Unsecured Claims. In addition, other claims that would arise upon conversion to a chapter 7 case (e.g., damage claims for termination of contracts, including real property leases assumed under the Plan and executory contracts entered into during the chapter 11 cases) would dilute the balance of the Liquidation Fund available to holders of Claims. Moreover, additional claims against the Debtors' estates would arise as a result of the establishment of a new Bar Date for the filing of Claims in the chapter 7 cases for the Debtors. The present value of the distributions out of the Liquidation Fund (after deducting the amounts described above) must then be compared with the present value of the Property offered to each of the Classes of Claims under the Plan, to determine if the Plan is in the best interest of each holder of a claim.

        The Debtors believe that a chapter 7 liquidation of the Debtors' remaining assets would result in a diminution of the value to be realized under the Plan by holders of Claims, such that no holder of a Claim, other than the Prepetition Lenders, the Senior Secured Noteholders and the DIP Lenders, would receive any distribution. That belief is based upon, among other factors: (a) the reduced value of Debtors' remaining assets in a chapter 7 proceeding; (b) the additional administrative expenses involved in the appointment of a trustee, attorneys, accountants, and other chapter 7 professionals; (c) the substantial time that would elapse before creditors would receive any distribution in respect of their Claims, due to a trustee's need to become familiar with the Debtors' books and records and the trustee's administration of the cases; and (d) the additional Claims that may be asserted against the Debtors.

        At the Debtors' request, Deloitte has prepared a liquidation analysis (the "Liquidation Analysis") that estimates the proceeds that may be generated as a result of a hypothetical chapter 7 liquidation. The Liquidation Analysis was based on a number of significant assumptions that may not be realized in an actual liquidation. The Liquidation Analysis, including a description of the underlying assumptions used by Deloitte, is attached as Exhibit B to this Disclosure Statement. As more fully explained in Section VIII below, Deloitte has also prepared a going concern valuation of Reorganized Archibald. The Debtors and their advisors have considered the effect that conversion of the Chapter 11 cases to Chapter 7 would have on distributions to various Classes of Claims and Interests. The comparison of recoveries for impaired Classes indicates that recoveries under the Plan are at least equal to, and in most cases better than, those expected in a liquidation under Chapter 7, therefore satisfying the best interests test. In connection with its analysis, Deloitte relied without independent verification on the projections and assumptions provided by the Debtors' management.

I.    Feasibility

        Section 1129(a)(11) of the Bankruptcy Code requires that confirmation should not be likely to be followed by the liquidation, or the need for further financial reorganization, of the Debtors or any successors to the Debtors, unless such liquidation or reorganization is proposed in the Plan. Under the terms of the Plan, the Allowed Claims potentially being paid in Cash are the Allowed Administrative Claims, Priority Tax Claims, DIP Facility Claims, Priority Claims, Miscellaneous Secured Claims, Convenience Class Claims and Class 5A General Unsecured Claims. The Debtors estimate that they will have sufficient liquidity from operations and the Exit Facility to fund these payments as and when they become due.

        Deloitte has created detailed financial projections, which are included in Exhibit B hereto, and which detail, among other things, the financial feasibility of the Plan. The projections indicate that, for fiscal year 2003, the Debtors will have more than sufficient liquidity to satisfy the future interest, capital and other obligations of Reorganized Archibald. Accordingly, the Debtors believe that confirmation of the Plan is not likely to be followed by the liquidation or further reorganization of Reorganized Archibald.

J.    Compliance with the Applicable Provisions of the Bankruptcy Code

        Section 1129(a)(1) of the Bankruptcy Code requires that the Plan comply with the applicable provisions of the Bankruptcy Code. The Debtors have considered each of these issues in the development of the Plan and believe that the Plan complies with all applicable provisions of the Bankruptcy Code.

VIII.    CERTAIN EFFECTS OF THE PLAN

A.    Reorganized Archibald.

        Reorganized Archibald will exist after the Effective Date, with all of the powers of a corporation under applicable law, without prejudice to any right to terminate such existence (whether by merger or otherwise) under applicable law prior to or after the Effective Date. On and as of the Effective Date, pursuant to section 1141(b) of the Bankruptcy Code, Property of the Estates of each of the Debtors shall become vested in Reorganized Archibald, free and clear of all Claims, Interests, Liens and other encumbrances, except as provided in this Plan. Without limiting the foregoing, Reorganized Archibald may, without application to or approval by the Bankruptcy Court, pay Professional Fees that Reorganized Archibald may incur after the Effective Date.

        As of the Effective Date, Reorganized Archibald may operate its business and use, acquire, settle and compromise claims or interests without supervision of the Court free of any restrictions of the Bankruptcy Code or the Bankruptcy Rules, other than those restrictions expressly imposed by the Plan and the Confirmation Order. Reorganized Archibald may also pay the charges it incurs for professional fees, disbursements, expenses or related support services after the Effective Date, without any application to the Bankruptcy Court; provided, however, that Reorganized Archibald will have no obligation to pay for professional fees, disbursements, expenses or any related support services incurred by the Committee on or after the Effective Date. The Confirmation Order will provide that Reorganized Archibald will be responsible for the timely payment of all statutory fees under section 28 U.S.C. § 1930 and the filing and service of monthly operating reports while the cases remain open. Moreover, all professionals retained by the Debtors and the Committee must file fee applications in accordance with sections 330 and 331 of the Bankruptcy Code, the applicable Federal Rules of Bankruptcy Procedure, the Local Rules of Bankruptcy Practice and Procedure of the United States Bankruptcy Courts for the District of Delaware, the United States Trustee Guidelines and orders of this Court, for any services rendered through and including the Effective Date.

B.    Management of Reorganized Archibald.

        Upon the Effective Date, all existing directors of the Debtors will be deemed to have resigned as Directors. On and after the Effective Date, Reorganized Archibald shall be governed in accordance with the Reorganized Archibald Certificate of Incorporation and the Reorganized Archibald Bylaws. As provided in the Reorganized Archibald Certificate of Incorporation, the boards of directors of Reorganized Archibald shall initially consist of five (5) directors: four (4) directors designated by the Senior Secured Noteholders, and the Chief Executive Officer of Reorganized Archibald. The term of the initial board of directors of Reorganized Archibald will be 12 months.

C.    The Exit Facility

        It is a condition to the Effective Date that Reorganized Archibald enter into the Exit Facility, which will provide for, inter alia, a new revolving credit facility in the amount of $50 million to be used to pay administrative expenses required for confirmation (including to repay in full the DIP Facility Claims), and to provide the financing for certain other cash payments to made by Reorganized Archibald on the Effective Date of the Plan, as well as to fund Reorganized Archibald's general corporate needs. The Exit Facility will be secured by first priority liens on substantially all of the assets of Reorganized Archibald. The proposed terms of the Exit Facility are set forth in Exhibit D to the Plan, which is annexed hereto as Exhibit A.

D.    Estimated Reorganization Value

        1.    Generally

        The Debtors retained Deloitte as their financial advisors to prepare an analysis of the reorganization value of Reorganized Archibald on a going concern basis ("Valuation Analysis"). A copy of the Valuation Analysis is included in Exhibit B hereto.

        IN ESTIMATING THE RANGE OF THE REORGANIZATION VALUE OF REORGANIZED ARCHIBALD, DELOITTE HAS: (I) REVIEWED CERTAIN HISTORICAL FINANCIAL INFORMATION OF THE DEBTORS FOR RECENT YEARS AND INTERIM PERIODS; (II) REVIEWED CERTAIN INTERNAL FINANCIAL AND OPERATING DATA OF THE DEBTORS, INCLUDING FINANCIAL PROJECTIONS PREPARED AND PROVIDED BY MANAGEMENT RELATING TO ITS BUSINESS AND ITS PROSPECTS; (III) MET WITH CERTAIN MEMBERS OF THE DEBTORS' SENIOR MANAGEMENT TO DISCUSS THE DEBTORS' OPERATIONS AND FUTURE PROSPECTS; (IV) REVIEWED PUBLICLY AVAILABLE FINANCIAL DATA AND CONSIDERED THE MARKET VALUE OF PUBLIC COMPANIES THAT DELOITTE DEEMED GENERALLY COMPARABLE TO THE OPERATING BUSINESS OF THE DEBTORS; (V) CONSIDERED CERTAIN ECONOMIC AND INDUSTRY INFORMATION RELEVANT TO THE OPERATING BUSINESS; AND (VI) CONDUCTED SUCH OTHER STUDIES, ANALYSES, INQUIRIES, AND INVESTIGATIONS AS IT DEEMED APPROPRIATE. ALTHOUGH DELOITTE CONDUCTED A REVIEW AND ANALYSIS OF THE DEBTORS' BUSINESSES, OPERATING ASSETS AND LIABILITIES AND REORGANIZED ARCHIBALD'S BUSINESS PLANS, IT RELIED, WITHOUT INDEPENDENT VERIFICATION, ON THE ACCURACY AND COMPLETENESS OF ALL (I) FINANCIAL AND OTHER INFORMATION FURNISHED TO IT BY THE DEBTORS AND (II) PUBLICLY AVAILABLE INFORMATION, INCLUDING, TO THE EXTENT RELEVANT, PRECEDENT TRANSACTIONS.

        ESTIMATES OF THE REORGANIZATION VALUE DO NOT PURPORT TO BE APPRAISALS OR NECESSARILY REFLECT THE VALUES THAT MAY BE REALIZED IF ASSETS ARE SOLD AS A GOING CONCERN, IN LIQUIDATION, OR OTHERWISE.

        THE VALUE OF AN OPERATING BUSINESS IS SUBJECT TO NUMEROUS UNCERTAINTIES AND CONTINGENCIES THAT ARE DIFFICULT TO PREDICT AND WILL FLUCTUATE WITH CHANGES IN FACTORS AFFECTING THE FINANCIAL CONDITION AND PROSPECTS OF SUCH A BUSINESS. AS A RESULT, THE ESTIMATE OF THE RANGE OF THE REORGANIZATION ENTERPRISE VALUE OF REORGANIZED ARCHIBALD SET FORTH HEREIN IS NOT NECESSARILY BE INDICATIVE OF ACTUAL OUTCOMES, WHICH MAY BE SIGNIFICANTLY MORE OR LESS FAVORABLE THAN THOSE SET FORTH HEREIN. IN ADDITION, THE VALUATIONS OF THE NEW COMMON STOCK AND THE NEW SUBORDINATED NOTES ARE SUBJECT TO ADDITIONAL UNCERTAINTIES AND CONTINGENCIES, ALL OF WHICH ARE DIFFICULT TO PREDICT. ACTUAL MARKET PRICES OF SUCH SECURITIES AT ISSUANCE WILL DEPEND UPON, AMONG OTHER THINGS, CONDITIONS IN THE FINANCIAL MARKETS, THE ANTICIPATED INITIAL SECURITIES HOLDINGS OF PREPETITION CREDITORS, SOME OF WHICH MAY PREFER TO LIQUIDATE THEIR INVESTMENT RATHER THAN HOLD IT ON A LONG-TERM BASIS, AND OTHER FACTORS THAT GENERALLY INFLUENCE THE PRICES OF SECURITIES.

        2.    Liquidation Analysis

        A liquidation analysis involves estimating the net value of the assets after an orderly liquidation of the business and is based on management's decision not to operate the business as a going-concern.

        As part of its valuation analysis, Deloitte also performed a liquidation analysis (the "Liquidation Analysis") of the Debtors. The Liquidation Analysis is included in Exhibit B to this Disclosure

Statement. The Liquidation Analysis is based on a number of significant assumptions that may not be realized in an actual liquidation.

        3.    Limitations

        The summary set forth above does not purport to be a complete description of the analyses performed by Deloitte, but describes, in summary form, the material elements of the valuation presentation made by Deloitte to the Debtors. The valuation involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such a valuation is not readily susceptible to summary description. Each of the analyses conducted by Deloitte was carried out in order to provide a different perspective on the valuation and should be taken as a whole. Deloitte did not place any particular reliance or weight on any individual analysis, but instead concluded that its analyses, taken as a whole, supported its estimated Fair Market Value of Reorganized Archibald and Liquidation Value of Archibald. Selecting portions of these analyses and of the factors considered by Deloitte, without considering all of these analyses and factors, could create an incomplete view of the process underlying the analyses conducted by Deloitte and its valuation. Any estimates contained in Deloitte's analyses are not necessarily indicative of actual values, which may be significantly more or less favorable than set forth herein.

        In connection with its analyses, Deloitte relied without independent verification, on the projections and assumptions provided by Debtors' management. Furthermore, the summary set forth above is qualified in its entirety by the more detailed Valuation Analysis and Liquidation Analysis attached as Exhibit B to this Disclosure Statement, which should be read in its entirety. Although care has been taken to reasonably ensure the accuracy of the summary set forth above, to the extent there are any discrepancies, the information contained in the Valuation Analysis and Liquidation Analysis attached as Exhibit B to this Disclosure Statement shall control.

IX.    RISK FACTORS

A.    Objection to Classifications

        Section 1122 of the Bankruptcy Code provides that a Plan may place a Claim or Interest in a particular class, only if such Claim or Interest is substantially similar to the other claims or interests of such Class. The Debtors believe that the classification of Claims and Interests under the Plan complies with the requirements set forth in the Bankruptcy Code. However, there can be no assurance that the Bankruptcy Court will reach the same conclusion.

B.    Plan May Not Be Accepted or Confirmed

        Even if all voting Classes accept the Plan, the Plan might not be confirmed by the Bankruptcy Court. Section 1129 of the Bankruptcy Code sets forth the requirements for confirmation of the Plan. The Debtors believe that the Plan satisfies all of the requirements for confirmation of a Plan of Reorganization under the Bankruptcy Code. There can be no assurance, however, that the Bankruptcy Court will also conclude that such requirements have been satisfied.

        Additionally, the Plan as drafted requires acceptance by either Class 3 Secured Claims of Senior Secured Noteholders, Class 4 Convenience Class Claims, Class 5A General Unsecured Claims or Class 5B General Unsecured Claims of Senior Secured Noteholders or of Holders of Class 5A Claims who elected Class 5B Treatment. If Class 3, 4, 5A and 5B vote to reject the Plan, the Plan cannot be confirmed without modification.

C.    Industry Conditions

        There can be no assurance that the industry conditions under which Reorganized Archibald will operate will enable it to achieve the revenues or profit margins the Debtors have relied upon to project the Debtors' future business prospects. Therefore, no assurances can be provided that the Debtors will be able to meet their revenue and profitability expectations.

D.    Tax Issues

        Reorganized Archibald expects that some or all of its net operating loss carryovers ("NOLs") may be eliminated as a consequence of the Plan, and any remaining NOLs could have utilization significantly constrained by the Annual Section 382 Limitation (as defined below). In addition, certain other tax attributes of Reorganized Archibald may, under certain circumstances, be eliminated or reduced as a consequence of the Plan. The elimination or reduction of NOLs and such other tax attributes may substantially increase the amount of tax payable by Reorganized Archibald following the consummation of the Plan, as compared with the amount of tax payable had no such attribute reduction been required. For further discussion of the federal income tax consequences of the Plan, see Section XI below.

E.    Financial Condition of the Debtors

        The Debtors are currently highly leveraged. While after the Effective Date, Reorganized Archibald will be substantially less leveraged, there can be no assurance that the operating cash flow of Reorganized Archibald, after giving effect to operating requirements, will be adequate to fully fund the payment of interest under its post-confirmation indebtedness when due, as well as all capital expenditures contemplated in the cash-flow projections.

        In addition, the pendency of the Chapter 11 Cases may have negatively affected the Debtors' operations and results of operations, and adverse effects of the Chapter 11 Cases may affect future periods as well.

        The Debtors expect that the Exit Facility will contain restrictive financial and operating covenants and prohibitions, including provisions which will limit Reorganized Archibald's ability to make capital expenditures and pay cash dividends and make other distributions to holders of New Common Stock. Failure to make necessary capital expenditures could have an adverse effect on Reorganized Archibald's ability to remain competitive and profitable.

        There can be no assurance that Reorganized Archibald will be able to achieve or maintain the financial performance tests expected to be contained in the Exit Facility. Failure to meet such financial tests or other covenants would result in a default thereunder. If any such default were not remedied within the applicable grace period, if any, the lenders under the Exit Facility would be entitled to declare the amounts outstanding thereunder due and payable, accelerate the payment of such amounts and foreclose upon all the tangible and intangible assets of Reorganized Archibald under the Exit Facility.

        There can be no assurance that Reorganized Archibald's performance and ability to satisfy debt service obligations will not be adversely affected by one or a combination of the above or other factors.

X.    SECURITIES LAW MATTERS

        THE ISSUANCE OF NEW COMMON STOCK AND, TO THE EXTENT THEY ARE SECURITIES THE NEW SUBORDINATED NOTES (COLLECTIVELY, "NEW SECURITIES") UNDER THE PLAN RAISES CERTAIN SECURITIES LAW ISSUES UNDER THE BANKRUPTCY CODE AND FEDERAL AND STATE SECURITIES LAWS THAT ARE DISCUSSED IN THIS SECTION. THE INFORMATION CONTAINED IN THIS SECTION SHOULD NOT BE CONSIDERED APPLICABLE TO ALL SITUATIONS OR ALL CREDITORS RECEIVING NEW SECURITIES UNDER THE PLAN. CREDITORS SHOULD CONSULT THEIR OWN LEGAL COUNSEL CONCERNING THE FACTS AND CIRCUMSTANCES WITH RESPECT TO THE TRANSFER OF NEW SECURITIES.

A.    Initial Issuance of New Securities

        Section 1145 of the Bankruptcy Code provides that the securities registration and qualification requirements of federal and state securities laws do not apply to the offer or sale of stock, warrants, or other securities by a debtor if the offer or sale occurs under a plan of reorganization and the securities are transferred in exchange (or principally in exchange) for a claim against or interest in a debtor. The Debtors believe that the initial issuance of New Securities to claimants will be exempt from the registration and the qualification requirements of federal and state securities laws under Section 1145 of the Bankruptcy Code.

B.    Resale of Claimants' Securities

        Any Claimant who is not an "underwriter" under Section 1145 of the Bankruptcy Code and is not an "affiliate" under Rule 144 of the Securities Act may resell New Securities received under the Plan without registering such sale under the Securities Act. The term "underwriter" as used in Section 1145 of the Bankruptcy Code, includes four categories of persons: "issuers", "accumulators", "distributors" and "syndicators".

        To the extent that persons deemed "underwriters" receive securities pursuant to the Plan, resale by such persons would not be exempted by Section 1145 of the Bankruptcy Code from the registration requirements of the Securities Act. Given the complex, subjective nature of the question of whether a particular holder may be an "underwriters', the Debtors make no representations concerning the right of any person to trade in the New Securities. THE DEBTORS RECOMMEND THAT POTENTIAL RECIPIENTS OF NEW SECURITIES CONSULT THEIR OWN COUNSEL CONCERNING WHETHER THEY MAY FREELY TRADE SUCH SECURITIES.

        The term "issuer" for purposes of Section 1145 of the Bankruptcy Code includes any person directly or indirectly controlling or controlled by the Debtors, as the case may be, or any person under direct or indirect common control with the Debtors. Whether a person is an "issuer" and therefore an "underwriter" for purposes of Section 1145(b) of the Bankruptcy Code, depends on a number of factors. These include: (i) the person's equity interest in a reorganized debtor, (ii) the distribution an concentration of other equity interests in a reorganized debtor; (iii) whether the person, either alone or acting in concert with others, has a contractual or other relationship giving that person power over management policies and decisions of a reorganized debtor; and (iv) whether the person actually has such power, notwithstanding the absence of formal indicia of control. The legislative history of Section 1145 of the Bankruptcy Code suggests that a claimant with at least 10% of the securities of a company could be deemed a controlling person.

        "Accumulators" are persons who purchase Claims against the Debtors with a view to distribution of any New Securities to be received under the Plan in exchange for such Claim. "Distributors" are persons who offer to sell New Securities for the holders of such securities. In prior bankruptcy cases, the staff of the Securities & Exchange Commission has taken the position that resales by Accumulators and Distributors of securities distributed under a plan are exempt from the registration requirements of the Securities Act if made in "ordinary trading transactions."

        "Syndicators" are persons who offer to buy New Securities for distribution, under an agreement made in connection with the Plan, with consummation of the Plan or in connection with the offer or sale of such securities under the Plan.

        "Dealers" are persons who engage either for all or part of their time, directly or indirectly, as agents, brokers or principles, in the business of offering, buying, selling or otherwise dealing or trading in securities. Section 4(3) of the Securities Act will exempt transactions in New Securities issued to creditors under the Plan by "dealers" taking place more than 40 days after the Effective Date. Within the 40-day period after the Effective Date, transactions by dealers who are stockbrokers are exempt from the Securities Act pursuant to Section 1145(a)(4) of the Bankruptcy Code, as long as the stockbrokers deliver a copy of this Disclosure Statement (and supplements hereto, if any, as ordered by the Bankruptcy Court) at or before the time of the transactions.

        Holders of securities who are deemed to be "underwriters" within the meaning of Section 1145(b)(1) of the Bankruptcy Code or who may otherwise be deemed to be "underwriters" of, or to exercise "control" over, the Debtors within the meaning of Rule 405 of Regulation C under the Securities Act may, under certain circumstances, be able to sell their securities pursuant to the more limited safe harbor resale provisions of Rule 144 under the Securities Act. Generally, Rule 144 provides that, if certain conditions are met (e.g., holding for a period of one year with respect to "restricted securities, " volume limitations, manner of sale, availability of current information about the issuer, etc.), (a) any person who resells "restricted securities" and (b) any "affiliate" of the issuer of the securities sought to be resold will not be deemed to be an "underwriter" as defined in Section 2(11) of the Securities Act. Under paragraph (k) of Rule 144, the aforementioned conditions to resale will not longer apply to restricted securities sold for the account of a holder who is not an affiliate of the Company at the time of such resale and who has not been such during the three-month period next preceding such resale, so long as a period of at least two years has elapsed since the later of (i) the effective date of the Plan and (ii) the date on which such holder acquired his or its securities from an affiliate of the Debtors.

XI.    CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

        The following discussion addresses certain United States federal income tax consequences of the consummation of the Plan. This discussion is based upon the Internal Revenue Code of 1986, as amended (the "Tax Code"), existing and proposed regulations thereunder, current administrative rulings, and judicial decisions as in effect on the date hereof, all of which are subject to change, possibly retroactively. No rulings or determinations by the Internal Revenue Service have been or will be obtained or sought by the Debtors with respect to the Plan. An opinion of counsel has not been obtained with respect to the tax aspects of the Plan. This discussion does not purport to address the federal income tax consequences of the Plan to particular classes of taxpayers (such as foreign persons, S corporations, mutual funds, small business investment companies, regulated investment companies, broker-dealers, insurance companies, tax-exempt organizations and financial institutions) or the state, local or foreign income and other tax consequences of the Plan.

        NO REPRESENTATIONS ARE MADE REGARDING THE PARTICULAR TAX CONSEQUENCES OF THE PLAN TO ANY HOLDER OF A CLAIM OR INTEREST. EACH HOLDER OF A CLAIM OR INTEREST IS STRONGLY URGED TO CONSULT A TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE TRANSACTIONS DESCRIBED HEREIN AND IN THE PLAN.

A.    FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS OF CLAIMS AND INTERESTS

  Holders of Senior Secured Notes

        A holder of a Senior Secured Note will realize gain or loss on the exchange of a Senior Secured Note for a New Subordinated Note and Common Stock in an amount equal to the difference between (i) the amount realized (i.e., the "issue price" of the New Subordinated Note and the fair market value of the New Common Stock) in respect of the Senior Secured Note and (ii) his or her adjusted tax basis in the Senior Secured Note. Whether or not a holder of a Senior Secured Note will recognize the gain or loss realized will depend on whether the exchange of the Senior Secured Notes for New Subordinated Notes and New Common Stock is pursuant to a "reorganization" within the meaning of section 368 of the Tax Code and whether the Senior Secured Notes or the New Subordinated Notes constitute "securities" for federal income tax purposes. These issues require a thorough analysis and depend in part, upon the terms of the New Subordinated Notes that have not been set. After the terms of the New Subordinated Notes are determined, Reorganized Archibald will take a position on certain issues with respect to the New Subordinated Notes as generally required under the Tax Code, including without limitation, the issue price of the New Subordinated Notes, and the proper reporting of the exchange of the Senior Secured Notes for the New Subordinated Notes and the New Common Stock.

HOLDERS OF SENIOR SECURED NOTES SHOULD CONSULT WITH THEIR OWN TAX ADVISORS REGARDING THE FEDERAL INCOME TAX CONSEQUENCES OF THE EXCHANGE UNDER THE PLAN AND THE TAX CONSEQUENCES OF HOLDING THE NEW SUBORDINATED NOTES, INCLUDING WITHOUT LIMITATION, THE POSSIBLE APPLICATION OF THE ORIGINAL ISSUE DISCOUNT RULES, ACQUISITION PREMIUM RULES, AMORTIZABLE BOND PREMIUM RULES, AND ACCRUED MARKET DISCOUNT RULES.

  Holders of Other Allowed Claims

        A holder of an Allowed Claim (other than the Claims of the holders of Senior Secured Notes, discussed above) will generally realize and recognize gain or loss equal to the difference between the holder's adjusted basis in its Claim and the amount realized by the holder upon consummation of the Plan that is not attributable to accrued but unpaid interest. The amounts realized will equal the sum of Cash and the fair market value of other consideration received (or to be received).

        The character of any gain or loss that is recognized will depend upon a number of factors, including the status of the Creditor, the nature of the Claim in its hands, whether the Claim was purchased at a discount, whether and to what extent the Creditor has previously claimed a bad debt deduction with respect to the Claim, and the Creditor's holding period of the Claim. If the Claim in the Creditor's hands is a capital asset, the gain or loss realized will generally be characterized as a capital gain or loss. For noncorporate taxpayers, capital gain if the Creditor held such Claim for one year or less is taxed at the rates applicable to ordinary income, i.e., up to 38.6 percent. If the Creditor held such Claim for more than one year, capital gains will generally be taxed at a rate of 20 percent. Capital losses generally may be used by a corporate taxpayer only to offset capital gains, and by an individual taxpayer only to the extent of capital gains plus $3,000 ($1,500 in the case of a married individual filing a separate return) of other income.

        A holder of an Allowed Claim who received, in respect of its Claim, an amount that is less than its tax basis in such Claim may be entitled to a bad debt deduction (rather than a loss) if either: (i) the holder is a corporation; or (ii) the Claim constituted (a) a debt created or acquired (as the case may be) in connection with a trade or business of the holder or (b) a debt the loss from the worthlessness of which is incurred in the holder's trade or business.

        Holders of Claims who were not previously required to include any accrued but unpaid interest as gross income may have their Claims treated as taxable interest income to the extent any consideration they receive under the Plan is allocable to such interest. Holders previously required to include in their gross income any accrued but unpaid interest on a Claim may be entitled to recognize a deductible loss to the extent such interest is not satisfied under the Plan.

        Under backup withholding rules, a holder of an Allowed Claim may be subject to backup withholding at the rate of 30 percent with respect to payments made pursuant to the Plan unless such holder (a) is a corporation or is otherwise exempt from backup withholding and, when required, provides sufficient documentation to establish such exemption, or (b) provides, under penalties of perjury, a certificate containing, among other things, the holder's name, address, correct taxpayer identification number and a statement that the holder is not subject to backup withholding. Any income withheld under these rules will be remitted to the Internal Revenue Service as a credit against the holder's federal income tax liability. Holders of Allowed Claims may be required to establish an exemption from backup withholding or to make arrangements with regard to payment thereof.

        HOLDERS OF ALLOWED CLAIMS SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE FEDERAL INCOME TAX CONSEQUENCES OF THE SATISFACTION OF THEIR ALLOWED CLAIMS.

  Holders of Interests

        Holders of Interests in the Debtors will be extinguished. Whether the holders of such Interests will recognize a loss, a deduction for worthless securities or any other tax treatment will depend upon facts and circumstances that are specific to the nature of the holder and its Interests. HOLDERS OF INTERESTS SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE FEDERAL INCOME TAX CONSEQUENCES OF THE EXTINGUISHMENT OF THEIR INTERESTS.

B.    FEDERAL INCOME TAX CONSEQUENCES TO THE DEBTOR

  Cancellation of Indebtedness

        Under the Tax Code, a taxpayer generally must include in gross income the amount of any cancellation of indebtedness income ("COD income") realized during the taxable year. Section 108 of the Tax Code provides an exception to this general rule, however, if the cancellation occurs in a case under the Bankruptcy Code, but only if the taxpayer is under the jurisdiction of the bankruptcy court and the cancellation is granted by the court or is pursuant to a plan approved by the court.

        Section 108 of the Tax Code requires the amount of COD income so excluded from gross income to be applied to reduce certain tax attributes of the taxpayer. The tax attributes that may be subject to reduction include the taxpayer's NOLs, certain tax credits and most tax credit carryovers, capital losses and capital loss carryovers, tax bases in assets, and foreign tax credit carryovers. Attribute reduction is calculated only after the tax for the year of the discharge has been determined. Section 108 of the Tax Code further provides that a taxpayer does not realize COD income from cancellation of indebtedness to the extent that payment of such indebtedness would have given rise to a deduction.

        Under the Plan, holders of certain Claims are expected to receive less than full payment on their Claims. The Debtors' liability to the holders of the Claims in excess of the amount satisfied by distributions under the Plan will be canceled and, therefore, will result in COD income to the Debtors. The Debtors should not realize any COD income, however, to the extent that payment of such Claims would have given rise to a deduction to the Debtor had such amounts been paid. In addition, any COD income that the Debtors realize should be excluded from the Debtors' gross income pursuant to the bankruptcy exception to Section 108 of the Tax Code described in the immediately preceding paragraph.

        The exclusion of COD income pursuant to the bankruptcy exception of Section 108, however, will result in a reduction of the Debtors' NOLs. Because attribute reduction is calculated only after the tax for the year of discharge has been determined, the COD income realized by the Debtors under the Plan should not diminish the NOLs that may be available to offset any income and gains recognized by the Debtors in the taxable year that includes the Effective Date.

        Although not free from doubt, based on existing authorities, the Debtors believe that any reduction in tax attributes will generally occur on a separate company basis even though the Debtors file a consolidated federal income tax return. The Internal Revenue Service has taken the position, however, that consolidated NOLs must be reduced irrespective of the source of those losses. The current Internal Revenue Service position as to the impact of the attribute reduction rules on other tax attributes of consolidated group members is unclear.

  Tax Attributes

        The merger of Archibald with a to be formed Delaware corporation pursuant to the Plan is expected to constitute a "reorganization" within the meaning of section 368 of the Tax Code. Assuming it is a reorganization, Archibald's tax attributes will carryover to Reorganized Archibald, including Archibald's allocable share of the Debtors' NOL carry forward remaining after the reductions required under section 108 of the Tax Code (as explained above). If following the NOL reduction under Tax Code section 108, there are any remaining NOL carry forwards, Section 382 of the Tax Code may substantially limit Reorganized Archibald's ability to use such NOL carry forwards in future years.

        When a corporation undergoes an "ownership change," Section 382 of the Tax Code generally limits the subsequent ability of the corporation to utilize NOL carry forwards and subsequently recognized "built-in" losses (i.e., losses economically accrued but unrecognized as of the date of the ownership change), with respect to any post-ownership change taxable periods. The amount of such pre-ownership change NOLs and built-in losses that can be utilized in the post-ownership change taxable periods generally equals the product of the value of the stock of the corporation (with certain adjustments) immediately before the ownership change multiplied by the applicable "long-term tax-exempt rate" (currently 4.91 percent as of August 2002) ("Annual Section 382 Limitation"). Any portion of the Annual Section 382 Limitation unused in a particular post-ownership change period is generally available in subsequent years. A corporation must meet certain continuity of business enterprise requirements for at least two years following an ownership change in order to preserve the

Annual Section 382 Limitation. Reorganized Archibald believes that it will undergo an "ownership change" within the meaning of Section 382 of the Tax Code as a result of the implementation of the Plan and will be subject to the Annual Section 382 Limitation.

        Section 382 of the Tax Code provides an exception to the application of the Annual Section 382 Limitation for certain corporations under the jurisdiction of a court in a chapter 11 case (the "Bankruptcy Exception"). The Bankruptcy Exception could apply to Reorganized Archibald if qualified shareholders of Archibald and pre-change creditors that held certain "qualified indebtedness" (as defined by regulation) of Archibald prior to implementation of the Plan were to own 50% or more of the total voting power of the stock of Reorganized Archibald after such implementation. Even if the Bankruptcy Exception applies to Reorganized Archibald, Reorganized Archibald's NOLs nevertheless will be reduced by any interest paid or accrued by Archibald during a specified period on any debt converted into stock.

        If Reorganized Archibald does not qualify for the Bankruptcy Exception or elects out as discussed below, another special rule under Section 382 of the Tax Code applicable to corporations under the jurisdiction of a court in a chapter 11 case will apply in calculating Reorganized Archibald's Annual Section 382 Limitation. Under this special rule, the Annual Section 382 Limitation will be calculated by reference to the lesser of the value of Reorganized Archibald's New Common Stock (within certain adjustments) immediately after the ownership change (as opposed to immediately before the ownership change, as discussed above) and the value of Debtors' assets (determined without regard to liabilities) immediately before the ownership change.

        At this time, it is uncertain whether Reorganized Archibald will qualify for the Bankruptcy Exception or, if it does so qualify, whether it would be advantageous to elect out and instead utilize the special rule described immediately above. Reorganized Archibald will review the issue and will make a timely decision on the best course of action.

C.    IMPORTANCE OF OBTAINING PROFESSIONAL TAX ASSISTANCE

        The foregoing is intended to be only a summary of certain of the United States federal income tax consequences of the Plan and is not a substitute for careful tax planning with a tax professional. Holders of Claims or Interests are strongly urged to consult with their own tax advisors regarding the federal, state, local and foreign income and other tax consequences of the Plan.

        THE FOREGOING DISCUSSION OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, HOLDERS OF CLAIMS OR INTERESTS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES OF THE PLAN, INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

XII.    RECOMMENDATION

        The Debtors strongly recommend that all Creditors receiving a Ballot vote in favor of the Plan. In addition, the Senior Secured Noteholders have agreed to support the Plan and vote in favor of the Plan. The Debtors believe that this Plan is in the best interests of Creditors. The Plan as structured, among other things, allows Creditors to participate in distributions believed to be in excess of those which would otherwise be available were the Chapter 11 Cases dismissed or converted under Chapter 7 of the Bankruptcy Code and minimizes delays in recoveries to Creditors.

XIII.    CONCLUSION

        FOR ALL OF THE REASONS SET FORTH IN THIS DISCLOSURE STATEMENT, THE DEBTORS BELIEVE THAT THE CONFIRMATION AND CONSUMMATION OF THE PLAN IS PREFERABLE TO ALL OTHER ALTERNATIVES. THE DEBTORS URGE ALL CREDITORS ENTITLED TO VOTE TO ACCEPT THE PLAN AND TO EVIDENCE SUCH ACCEPTANCE BY RETURNING THEIR BALLOTS SO THAT THEY WILL BE RECEIVED BY 5:00 P.M. EASTERN STANDARD TIME ON SEPTEMBER 16, 2002.

DATED:    August 7, 2002

ARCHIBALD CANDY CORPORATION
By:	/s/ TED A. SHEPHERD Name: Ted A. Shepherd Title: President and Chief Operating Officer
FANNIE MAY HOLDINGS, INC.
By:	/s/ TED A. SHEPHERD Name: Ted A. Shepherd Title: President and Chief Operating Officer

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IN THE UNITED STATES BANKRUPTCY COURT FOR THE DISTRICT OF DELAWARE
FIRST AMENDED DISCLOSURE STATEMENT PURSUANT TO SECTION 1125 OF THE BANKRUPTCY CODE WITH RESPECT TO THE DEBTORS' FIRST AMENDED JOINT PLAN OF REORGANIZATION
TABLE OF CONTENTS
I. INTRODUCTION
II. HISTORICAL INFORMATION
III. THE CHAPTER 11 CASES
IV. ASSETS OF ESTATE
V. LITIGATION
VI. SUMMARY OF THE PLAN
VII. VOTING REQUIREMENTS, ACCEPTANCE AND CONFIRMATION OF THE PLAN
VIII. CERTAIN EFFECTS OF THE PLAN
IX. RISK FACTORS
X. SECURITIES LAW MATTERS
XI. CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN
XII. RECOMMENDATION
XIII. CONCLUSION